                                               FILED PURSUANT TO RULE 424(B)(5)
                                               REGISTRATION NO. 333-57163

PROSPECTUS SUPPLEMENT
---------------------
(To prospectus dated August 27, 1998)

                                3,500,000 Shares
                      Health Care Property Investors, Inc.
                                  Common Stock

                                ---------------

      We are a real estate investment trust that invests in health care related real estate located throughout the United States, including:

    .  acute care hospitals,

    .  long-term care facilities,

    .  medical office buildings,

    .  congregate care and assisted living facilities,

    .  physician group practice clinics, and

    .  rehabilitation hospitals.

      We are offering and selling 3,500,000 shares of our common stock with this prospectus supplement and the accompanying prospectus.

      Our common stock is listed on the New York Stock Exchange under the symbol "HCP." On May 8, 2001, the last sale price of our common stock as reported by the NYSE was $34.80.

      Investing in the common stock involves risks that are described in the "Risk Factors" section beginning on page S-3 of this prospectus supplement.

                                ---------------

                                                         Per Share    Total
                                                         ---------    -----
     Public Offering Price..............................  $34.80   $121,800,000
     Underwriting Discount..............................   $1.78     $6,230,000
     Proceeds, before expenses, to us...................  $33.02   $115,570,000

      The underwriters may also purchase up to an additional 525,000 shares of common stock at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus supplement to cover over-allotments.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

      The shares of common stock will be ready for delivery on or about May 14, 2001.

                                ---------------

Merrill Lynch & Co.

     Salomon Smith Barney

                  Legg Mason Wood Walker
                       Incorporated

                            Banc of America Securities LLC

                                ---------------

             The date of this prospectus supplement is May 8, 2001.

      You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus is accurate as of the date on the front cover of this prospectus supplement and the accompanying prospectus only. Our business, financial condition, results of operations and prospects may have subsequently changed.

                                 ------------

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
                               Prospectus Summary

Prospectus Supplement Summary..............................................  S-1

Risk Factors...............................................................  S-3

Forward-Looking Statements.................................................  S-7

Business...................................................................  S-8

Properties................................................................. S-12

Use of Proceeds............................................................ S-17

Price Range of Common Stock and Dividends.................................. S-18

Capitalization............................................................. S-19

Selected Consolidated Financial Data....................................... S-20

Material United States Federal Income Tax Considerations................... S-21

New Stockholder Rights Plan................................................ S-35

Recent and Proposed Charter Amendments..................................... S-36

Underwriting............................................................... S-40

Legal Matters.............................................................. S-42


                                   Prospectus

Available Information......................................................    2

Incorporation of Certain Documents by Reference............................    2

The Company................................................................    3

Ratio of Earnings to Fixed Charges.........................................    4

Use Of Proceeds............................................................    4

Description of the Debt Securities.........................................    5

Description of Preferred Stock.............................................   11

Description of Common Stock................................................   15

Certain Federal Income Tax Considerations to the Company...................   17

Plan of Distribution.......................................................   23

Legal Matters..............................................................   24

Experts....................................................................   24

                         PROSPECTUS SUPPLEMENT SUMMARY

      The following summary may not contain all of the information that may be important to you. You should read the entire prospectus supplement, accompanying prospectus and the documents incorporated by reference in the prospectus before making a decision to invest in the common stock. Unless indicated otherwise, the information included in this prospectus supplement assumes no exercise of the underwriter's over-allotment option.

      All references to "our" and "we" in this prospectus supplement and the accompanying prospectus mean Health Care Property Investors, Inc. and its majority-owned subsidiaries and other entities controlled by Health Care Property Investors, Inc., except where it is clear from the context that the term means only the issuer, Health Care Property Investors, Inc.

                                  The Company

      We were organized in 1985 to qualify as a real estate investment trust. We invest in health care related real estate located throughout the United States. We are the second oldest real estate investment trust specializing in health care real estate and are one of the largest health care real estate investment trusts in terms of market value of common stock. The market value of our common stock was approximately $1.8 billion as of May 7, 2001. We have paid regular quarterly dividends since our initial public offering in May 1985 to holders of our common stock.

      As of March 31, 2001, our gross investment in our properties, including partnership interests and mortgage loans, was approximately $2.6 billion. As of March 31, 2001, our portfolio of 412 properties consisted of:

    .  21 acute care hospitals,

    .  173 long-term care facilities,

    .  80 medical office buildings,

    .  86 congregate care and assisted living facilities,

    .  43 physician group practice clinics, and

    .  Nine rehabilitation hospitals.

      Our principal offices are located at 4675 MacArthur Court, 9th Floor, Newport Beach, California 92660, and our telephone number is (949) 221-0600.

                                  The Offering

Common stock offered..... 3,500,000 shares

Shares outstanding after
 the offering(1)......... 54,562,314 shares

Use of proceeds.......... We estimate that the net proceeds from the offering will be approximately $115 million. We intend to use
                          the net proceeds to acquire additional properties
                          and repay borrowings outstanding under our revolving
                          lines of credit. Pending acquisitions of additional
                          properties, the net proceeds from the offering will
                          be used to pay down the outstanding balance on our
                          revolving lines of credit.

NYSE symbol.............. HCP

--------
(1) Does not include (a) 1,015,510 shares of common stock issuable upon the exercise of currently outstanding options; and (b) 845,521 shares of common stock issuable in exchange for non-managing member units of affiliated entities.

                                  RISK FACTORS

      Set forth below are the risks that we believe are material to investors who purchase or own our common stock. In addition to other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, you should carefully consider the following factors before investing in the common stock offered hereby.

Continuing decline in the assisted living sector and the long-term care industry may have significant adverse consequences to us.

      Assisted Living Industry. The assisted living industry, from which we derive 14% of our revenue, has experienced overbuilding in a number of areas, slower fill-up rates compared with original forecasts, and margin pressure resulting from lower rents and higher liability insurance costs. These factors have required operators to raise additional capital in order to sustain operations during fill-up periods. During the past few months, several assisted living facility companies that lease facilities from us announced or actually began restructurings. These companies included Assisted Living Concepts, Regent Assisted Living and Balanced Care Corp., three publicly traded companies, and National Assisted Living, a privately held operator.

      Long-Term Care Industry. Certain long-term care facility operators continue to be plagued by the low levels of Medicaid reimbursements in certain states, high labor costs and the high cost of liability insurance. Several long-term care operator lessees filed Chapter XI bankruptcy during late 1999 and early 2000. Lessees still in bankruptcy include Sun Healthcare, Integrated Health Services, Genesis Health Ventures and Mariner Post Acute Network.

      We cannot assure you that the bankruptcies of certain long-term care facility operators and the trouble experienced by assisted living operators will not have a material adverse effect on our net income, funds from operations or the market value of our common stock.

The health care industry is heavily regulated by the government, which may adversely affect our rental and debt payment revenues.

      The health care industry is heavily regulated by federal, state and local laws. This government regulation of the health care industry affects us because:

    . the financial ability of lessees to make rent and debt payments to us may be affected by government regulations such as licensure, certification for participation in government programs, and government reimbursement, and

    . our additional rents are, in some cases, based on our lessees' gross revenue from operations, which in turn are affected by the amount of reimbursement such lessees receive from the government.

      The ability of a facility to generate revenue and profit determines the underlying value of that facility to us. As health insurers and governmental agencies attempt to limit the cost of hospital services and to reduce the utilization of health care facilities, a reduction in future revenue or slower revenue growth may occur.

      Fraud and Abuse. Various federal and state governments have considered or passed laws and regulations that attempt to eliminate fraud and abuse by prohibiting payment arrangements that include compensation for patient referrals. In addition, the Balanced Budget Act of 1997 strengthens the federal anti-fraud and abuse laws to provide for stiffer penalties for fraud and abuse violations. Violations of these laws may result in the imposition of criminal and civil penalties, including possible exclusion from reimbursement programs. The federal government has investigated some of our lessees for alleged violations of Medicare regulations. One lessee, Kindred Healthcare, Inc., a long-term care provider, announced in August 2000 that it will enter into a five-year Corporate Integrity Agreement with the Office of Inspector General, which will partially resolve ongoing federal investigations concerning alleged quality of care problems and billing irregularities at Kindred facilities. This Corporate Integrity Agreement will require Kindred to implement a broad variety of controls to ensure compliance with Medicare regulations and will also require Kindred to develop a comprehensive plan to improve the quality of care furnished at its facilities. Other lessees have been faced with whistleblower suits by former employees, alleging non-compliance with Medicare rules and regulations. For instance, the U.S. Department of Justice recently joined a whistleblower suit filed against Integrated Health Services, Inc., which alleges that Integrated admitted and retained patients in its long-term care hospitals who did not require acute care and billed Medicare for these allegedly unnecessary services. Some Medicare fiscal intermediaries have also increased scrutiny of cost reports filed by long-term care providers. Violations of such laws and regulations may jeopardize a lessee's ability to operate a facility or to make rent and debt payments, thereby potentially adversely affecting us. Our lease arrangements with lessees may also be subject to these fraud and abuse laws.

      Licensure Risks. Health care facilities must obtain licensure to operate. Failure to obtain licensure or loss of licensure would prevent a facility from operating. These events could adversely affect the facility operator's ability to make rent and debt payments. State and local laws also may regulate expansion, including the addition of new beds or services or acquisition of medical equipment, and occasionally the contraction of health care facilities by requiring certificate of need or other similar approval programs. In addition, health care facilities are subject to the Americans with Disabilities Act and building and safety codes which govern access, physical design requirements and building standards for facilities.

      Environmental Matters. A wide variety of federal, state and local environmental and occupational health and safety laws and regulations affect healthcare facility operations. Under such laws and regulations, a current or former owner of real property or a secured lender may be liable for the costs of removal or remediation of hazardous or toxic substances at, under or disposed of in connection with such property, as well as other costs relating to hazardous or toxic substances (including government fines and damages for injuries to persons, natural resources and adjacent property). Such laws and regulations often impose such liability without regard to whether the owner or secured lender knew of, or was responsible for, the presence or disposal of such substances and may be imposed on the owner or secured lender in connection with the activities of a current or former operator of the property. The cost of any required abatement, remediation, removal, fines or personal or property damages and the owner's or secured lender's liability therefor could exceed the value of the property, and/or the assets of the owner or secured lender. In addition, the presence of such substances, or the failure to properly dispose of or remediate such substances, may adversely affect our ability to use, sell or rent such property or to borrow using such property as collateral which, in turn, would reduce our revenue.

      Although the mortgage loans that we provide and leases covering our properties require the borrower and the lessee to comply with laws and regulations governing their operations and to indemnify us for certain environmental liabilities, the scope of such obligations may be limited. We cannot assure you that any such borrower or lessee would be able to fulfill its indemnification obligations. In addition, environmental and occupational health and safety laws constantly are evolving and changes in laws, regulations or policies, or changes in interpretations of the foregoing, could create liabilities where none exist today.

      Medicare and Medicaid Programs. Sources of revenue for our operators may include the federal Medicare program, state Medicaid programs, private insurance carriers, health care service plans and health maintenance organizations, among others. Efforts to reduce costs by these payors will likely continue, which may result in reduced or slower growth in reimbursement for certain services provided by some of our operators. In addition, the failure of any of our operators to comply with various laws and regulations could jeopardize their ability to continue participating in the Medicare and Medicaid programs.

      Medicare payments for long-term and rehabilitative care are based on allowable costs plus a return on equity for proprietary facilities. Medicare payments to acute care hospitals for inpatient services are based on the Prospective Payment System. Under the Prospective Payment System, a hospital is paid a prospectively established rate based on the category of the patient's diagnosis ("Diagnostic Related Groups" or "DRGs"). Beginning in 1991, Medicare payments began to phase-in the Prospective Payment System for capital related inpatient costs over a period of years. Thus, Medicare reimbursement to hospitals for capital-related inpatient costs began using a federal rate rather than the cost-based reimbursement system previously used. DRG rates are subject to adjustment on an annual basis as part of the federal budget reconciliation process. The Balanced Budget Act of 1997 expanded the Prospective Payment System to include skilled nursing facilities, home health agencies, hospital outpatient departments, and rehabilitation hospitals. Under the Prospective Payment System, skilled nursing facilities are paid a case-mix adjusted federal per diem rate for Medicare-covered services provided by skilled nursing facilities. The per diem rate is calculated to cover routine service costs, ancillary costs and capital-related costs.

      Cost Control. The healthcare industry has continually faced various challenges, including increased government and private payor pressure on health care providers to control costs, the migration of patients from acute care facilities into extended care and home care settings and the vertical and horizontal consolidation of health care providers. Changes in the law, new interpretations of existing laws, and changes in payment methodology may have a dramatic effect on the definition of permissible or impermissible activities, the relative costs associated with doing business and the amount of reimbursement furnished by both government and other third-party payors. These changes may be applied retroactively. The ultimate timing or effect of legislative efforts cannot be predicted and may impact us in different ways.

Loss of our tax status as a real estate investment trust would have significant adverse consequences to us and the value of our stock.

      We currently operate and have operated commencing with our taxable year ended December 31, 1985 in a manner that is intended to allow us to qualify as a real estate investment trust for federal income tax purposes under the Internal Revenue Code of 1986, as amended.

      If we lose our real estate investment trust status, we will face serious tax consequences that will substantially reduce the funds available for distribution to you for each of the years involved because:

    . we would not be allowed a deduction for distributions to stockholders in computing our taxable income and would be subject to federal income tax at regular corporate rates;

    . we also could be subject to the federal alternative minimum tax and possibly increased state and local taxes; and

    . unless we are entitled to relief under statutory provisions, we could not elect to be subject to tax as a real estate investment trust for four taxable years following the year during which we were disqualified.

      In addition, if we fail to qualify as a real estate investment trust, all distributions to stockholders would be subject to tax as ordinary income to the extent of our current and accumulated earnings and profits, we will not be required to make distributions to stockholders and corporate distributees may be eligible for the dividends received deduction.

      As a result of all these factors, our failure to qualify as a real estate investment trust also could impair our ability to expand our business and raise capital, and would adversely affect the value of our common stock.

      Qualification as a real estate investment trust involves the application of highly technical and complex Internal Revenue Code provisions for which there are only limited judicial and administrative interpretations.

The determination of various factual matters and circumstances not entirely within our control may affect our ability to qualify as a real estate investment trust. For example, in order to qualify as a real estate investment trust, at least 95% of our gross income in any year must be derived from qualifying sources. Also, we must make distributions to stockholders aggregating annually at least 90% (95% for tax years beginning prior to 2001) of our net taxable income, excluding capital gains. In addition, new legislation, regulations, administrative interpretations or court decisions may adversely affect our investors or our ability to qualify as a REIT for tax purposes. Although we believe that we are organized and operate in such manner, we can give no assurance that we will continue to be organized or be able to operate in a manner so as to qualify or remain qualified as a REIT for tax purposes.

Increasing energy costs in California and elsewhere may adversely affect our rental revenues and operating costs.

      Most of our investments in California consist of acute care hospitals, long-term care facilities and assisted living facilities, all of which are triple-net leased to health-care providers. We also own 11 managed medical office buildings in California, which are not triple-net leased, and in which we have a total investment of $122 million. In 67% of the medical office buildings, 100% of the energy costs incurred are passed through to tenants. The remainder of the leases call for partial tenant reimbursements of increased operating costs. Increasing energy costs in California and elsewhere may adversely affect our lessees' ability to make lease payments to us and may also increase our operating costs.

                           FORWARD-LOOKING STATEMENTS

      Statements in this prospectus supplement, the accompanying prospectus and the information incorporated by reference that are not historical factual statements are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. We intend such forward looking statements to be covered by the safe harbor provisions for forward looking statements contained in the Private Securities Litigation Reform Act of 1995 and are including this section for purposes of complying with these safe harbor provisions.

      Our forward looking statements include, among other things, statements regarding the intent, belief or expectations of Health Care Property Investors, Inc. and our officers, and can be identified by the use of terminology such as "may," "will," "expect," "believe," "intend," "plan," "estimate," "should" and other comparable terms or the negative thereof. In addition, we, through our senior management, occasionally make forward looking oral and written public statements concerning our expected future operations and other developments. Shareholders and investors are cautioned that, while forward looking statements reflect our good faith beliefs and judgment based upon current information, they are not guarantees of future performance and are subject to known and unknown risks and uncertainties. Actual results may differ materially from the expectations contained in the forward looking statements as a result of various factors. Such factors include those factors set forth in the section entitled "Risk Factors," as well as:

    . legislative, regulatory, or other changes in the healthcare industry at the local, state or federal level which increase the costs of or otherwise affect the operations of our lessees or mortgagors;

    . changes in the reimbursement available to our lessees and mortgagors by governmental or private payors, including changes in Medicare and Medicaid payment levels and the availability and cost of third party insurance coverage;

    . competition for lessees and mortgagors, including with respect to new leases and mortgages and the renewal or roll-over of existing leases;

    . availability of suitable health care facilities to acquire at a favorable cost of capital and the competition for such acquisition and financing of health care facilities;

    . the financial weakness of operators in the assisted living and long-term care sectors, including the restructurings of certain of our tenants, which results in uncertainties in our ability to continue to realize the full benefit of such tenants' leases;

    . the ability of our lessees and mortgagors to operate our properties in a manner sufficient to maintain or increase revenues and to generate sufficient income to make rent and loan payments;

    . changes in national or regional economic conditions, including changes in interest rates and the availability and cost of capital to us; and

    . the risk that we will not be able to sell or lease facilities that are currently vacant.

      We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks and uncertainties the forward looking events discussed in this prospectus supplement or discussed in or incorporated by reference in the accompanying prospectus may not occur.

                                    BUSINESS

      We were organized in March 1985 to qualify as a real estate investment trust. We invest in health care related real estate located throughout the United States. Since 1986, the debt rating agencies have rated our debt investment grade. Currently Moody's Investors Services, Standard & Poor's and Fitch rate our senior debt at Baa2/BBB+/BBB+, respectively.

Portfolio of Properties

      As of March 31, 2001, our gross investment in our properties, including partnership interests and mortgage loans, was approximately $2.6 billion. As of March 31, 2001, our portfolio of 412 properties located in 42 states consisted of:

    .  21 acute care hospitals,

    .  173 long-term care facilities,

    .  80 medical office buildings,

    .  86 congregate care and assisted living facilities,

    .  43 physician group practice clinics, and

    .  Nine rehabilitation hospitals.

Leases and Loans

      As of March 31, 2001, we had an ownership interest in 387 properties. We leased 291 of our properties under long-term triple-net leases with 82 health care providers. The lessees include the following or their affiliates:

    .  Tenet Healthcare Corporation ("Tenet"),

    .  HealthSouth Corporation ("HealthSouth"),

    .  Emeritus Corporation ("Emeritus"),

    .  Kindred Healthcare, Inc. ("Kindred"),

    .  Beverly Enterprises, Inc. ("Beverly"),

    .  HCA--The Healthcare Company ("HCA"), and

    .  Centennial Healthcare Corporation ("Centennial").

      The remaining 96 owned and managed properties are medical office buildings and clinics with triple-net, gross or modified gross leases. We also hold mortgage loans on 25 properties that are owned and operated by 14 health care providers including Emeritus, Beverly and Centennial. With the exception of Tenet which accounted for 19.5% of our annualized revenue, no single lessee or operator accounted for more than 5.6% of our annualized revenue as of March 31, 2001.

      The primary or fixed terms of the triple-net leases generally range from 10 to 15 years, and generally have one or more five-year (or longer) renewal options. The average remaining term on the triple-net and modified gross leases is approximately seven years and the average remaining term on the loans is approximately 10 years. The primary term of the gross leases to multiple tenants in the medical office buildings range from one to 20 years, with an average of six years remaining on those leases. Obligations under the leases, in most cases, have corporate parent or shareholder guarantees. Irrevocable letters of credit from various financial institutions back 122 leases and loans against 15 facilities and cover from one to 18 months of lease or loan payments. We require the lessees and mortgagors to renew such letters of credit during the lease or loan term in amounts that may change based upon the passage of time, improved operating cash flows or improved credit ratings.

Rental and Loan Rates

      The initial base rental rates of the triple-net leases we entered into during the three years and three months ended March 31, 2001 have generally ranged from 9% to 13% per annum of the acquisition price of the related property. Initial net operating income on the owned and managed medical office buildings and clinics has generally ranged from 8% to 11% per annum of the investment value of the related properties during this period. Initial interest rates on the loans we entered into during the three years and three months ended March 31, 2001 have generally ranged from 9% to 12% per annum. Rates noted herein vary by facility, taking into consideration many factors, such as:

    .  creditworthiness of the lessee,

    .  operating performance of the facility,

    .  interest rates at the beginning of the lease, and

    .  location, type and physical condition of the facility.

      Certain leases provide for additional rents that are based upon a percentage of increased revenue over specific base period revenue of the leased properties. Others have rent increases based on inflation indices or other factors and some leases and loans have annual fixed rent or interest rate increases.

      In addition to the minimum and additional rents, each lessee under a triple-net lease is responsible for all additional charges, including insurance charges, fees related to non-payment or late payment of rent, taxes and assessments, governmental charges, and utility and other charges. Each triple-net lessee is required, at its expense, to maintain its leased property in good order and repair. We are not required to repair, rebuild or maintain the properties leased under triple-net leases.

      Each lessee with a gross or modified gross lease is also responsible for minimum and additional rents, but may not be responsible for all operating expenses. Under gross or modified gross leases, we may be responsible for property taxes, repairs and maintenance and/or insurance on those properties.

Our Operators

 In General

      As of March 31, 2001, we had approximately 91 operators in 42 states and approximately 650 leases in the managed portfolio. Listed below are our major operators, the number of facilities operated by these operators, the annualized revenue and the percentage of annualized revenue as of March 31, 2001 from these operators and their subsidiaries:

                                                                      Percentage
                                                                        of Our
                                              Number of   Annualized  Annualized
     Operators                                Facilities   Revenue     Revenue
     ---------                                ---------- ------------ ----------
     Tenet Healthcare........................      9     $ 56,367,000    19.5%
     HealthSouth Corporation.................      9       16,218,000     5.6
     Emeritus Corporation....................     26       13,683,000     4.7
     Kindred Healthcare......................     24       13,076,000     4.5
     Beverly Enterprises.....................     27       12,686,000     4.4
     HCA--The Healthcare Company.............      9       11,930,000     4.1

      Certain of the listed facilities have been subleased to other operators with the original lessees remaining liable on the leases. The revenue applicable to these sublessees is not included in the annualized revenue percentages above. The percentage of our annualized revenue on these subleased facilities was 1.2% as of March 31, 2001.

      All of the operators listed above are subject to the informational filing requirements of the Securities Exchange Act of 1934 and accordingly file periodic financial statements on Form 10-K and Form 10-Q with the Securities and Exchange Commission. We obtained all of the financial and other information relating to these operators from their public reports.

      The following table summarizes our major public operators' assets, stockholders' equity, annualized revenue and net income (or net loss) from operations as of the years ended December 31, 1999 and December 31, 2000.

                                                                                               Net income/ Net income/
                                            Stockholders'    Stockholders'                     (loss) from (loss) from
                          Assets   Assets  Equity (deficit) Equity (deficit) Revenue  Revenue  operations  operations
                          as of    as of        as of            as of        as of    as of      as of       as of
Operators                12/31/99 12/31/00     12/31/99         12/31/00     12/31/99 12/31/00  12/31/99    12/31/00
---------                -------- -------- ---------------- ---------------- -------- -------- ----------- -----------
                                                             (Amounts in millions)
Tenet*.................. $13,771  $13,161       $3,870           $4,066      $10,880  $11,414     $ 249       $302
HealthSouth.............   6,832    7,380        3,206            3,526        4,072    4,195        77        279
Emeritus................     198      178          (37)             (66)         123      125       (21)       (22)
Kindred.................   1,236    1,334         (378)            (433)       2,666    2,889      (683)       (54)
Beverly.................   1,983    1,876          641              584        2,551    2,628      (135)       (55)
HCA.....................  16,885   17,568        5,617            4,405       16,657   16,670       657        219

--------
* The information described above for Tenet is for the fiscal years ended May 31, 1999 and May 31, 2000 or as of May 31, 1999 and May 31, 2000, as
   applicable.

      The current equity market capitalization for each of the operators listed above, based on the closing price of their common stock on April 27, 2001 as reported in The Wall Street Journal, and based on the number of outstanding shares of their common stock as reported in their most recent public filing available is as follows: Tenet, $14.4 billion; HealthSouth, $5.2 billion; Emeritus, $12.5 million; Kindred, $0.6 million; Beverly, $771.8 million; and HCA, $19.9 billion.

 Kindred (Formerly Vencor, Inc.)

      On May 1, 1998, Vencor, Inc. completed a spin-off transaction to become two publicly held entities--Ventas, Inc., a REIT, and Vencor, a healthcare operating company which at March 31, 2001 leased 33 of our properties, of which nine are subleased to other operators. On September 13, 1999, Vencor filed for bankruptcy protection. Vencor exited bankruptcy in April 2001, changed its name to Kindred and assumed all 33 of our leased facilities, including the nine subleased facilities.

      We are presently negotiating new leases for 22 facilities with Kindred that are scheduled to expire in 2001. Of the nine facilities that Kindred has subleased, we have entered into replacement leases for four facilities and are negotiating terms for the other facilities.

 Other Long-Term Care and Assisted Living Operators

      The financial condition of many long-term care providers, in part due to the implementation of the Medicare Prospective Payment System, resulted in several long-term care provider lessees filing for Chapter XI bankruptcy protection during late 1999 and early 2000. Lessees that remain in bankruptcy and their respective percentage of our annualized revenue are Sun Healthcare 1.0%, Integrated Health Services 0.6%, Genesis Health Ventures 0.5% and Mariner Post Acute Network 0.4%. The lessees in bankruptcy are current on all rents as of March 31, 2001 with the exception of minor pre-petition receivables which we believe will generally be payable once the plans of reorganization are confirmed.

      Improved reimbursements and a slowing economy with lower interest costs and better labor availability have improved nursing home operations generally since 1999 and early 2000. Certain operators and facilities still continue to experience operating problems. Some long-term care facility operators continue to be plagued by the low levels of Medicaid reimbursements in certain states, high labor costs and high costs of liability insurance. The Florida legislature has recently voted to protect nursing homes from lawsuits and to spend additional monies to increase long-term care facility staffing. If signed into law by the governor, which is expected, we believe that this action will bring greater stability to operations within that state.

      A private nursing home operator, TLC Healthcare, recently informed us of its inability to continue operating its five long-term care facilities. We requested the courts in Oklahoma, where the facilities are located, to appoint a receiver for the properties. The receiver has appointed a management company that we recommended to operate the facilities. Annual contracted rents from these facilities is about $1,400,000. We expect in the short-term to receive approximately half of the contracted rents before we finalize new leases and transition to new permanent operators.

      The assisted living industry, from which we derive 14% of our revenue, has experienced overbuilding in a number of areas, slower fill-up rates compared to original forecasts, and margin pressure resulting from lower rents and higher liability insurance costs. These factors have required operators to raise additional capital in order to sustain operations during fill-up periods. Many operators may require additional capital to continue operations in the near term. However, overbuilding and increased costs have stemmed further development activity, which we believe should provide improvement in occupancy rates.

      During the past few months, Assisted Living Concepts, Balanced Care Corporation and Regent Assisted Living, three publicly traded assisted living companies, and National Assisted Living, a privately held operator, all of which lease facilities from us, announced or actually began restructurings. Rents from these companies are 0.8%, 0.5%, 0.3% and 0.7% of our total revenue, respectively. We expect that four facilities (from a total of 16 facilities with the four operators) currently leased to two of these operators will result in a reduction of less than $750,000 in rental income over the next 12 months. We expect to recover rental levels in the future and currently do not expect revenue reductions from the remaining 12 facilities.

      We cannot assure you that the bankruptcies of certain long-term care operators and the trouble experienced by assisted living operators would not have a material adverse effect on our net income, funds from operations or the market value of our common stock.

Development of Facilities

      Since 1987, we have completed the development of 58 facilities with a funded cost of approximately $407 million. The completed facilities comprise:

    .  35 congregate care and assisted living facilities,

    .  seven long-term care facilities,

    .  seven medical office buildings,

    .  five rehabilitation hospitals, and

    .  four acute care hospitals.

      Simultaneously with the commencement of each of these development programs and prior to funding, we entered into a triple-net lease agreement with the developer/operator. The base rent under the lease is generally established at a rate equivalent to a specified number of basis points over (1) the yield on the 10 year United States Treasury note or (2) our cost of money at the commencement of the lease.

                                   PROPERTIES

      Of the 412 health care facilities in which we had an investment as of March 31, 2001, we directly own 327 facilities and 24 mortgages. Of the remaining 61 facilities, 60 facilities are owned jointly in several limited liability companies and partnerships, and there is one mortgage in which we have a 77% interest. The following is a summary of our properties grouped by type of facility and ownership status:

                                                   100%
                                    100%-owned   Interest
                                    Facilities Mortgages(1) Other(1)(2) Totals
                                    ---------- ------------ ----------- ------
Acute Care Hospitals...............     16           3            2       21
Long-Term Care Facilities..........    133          15           25      173
Medical Office Buildings...........     55           1           24       80
Congregate Care and Assisted
 Living............................     77           5            4       86
Physician Group Practice Clinics...     43         --           --        43
Rehabilitation Hospitals...........      3         --             6        9
                                       ---         ---          ---      ---
Totals.............................    327          24           61      412
                                       ===         ===          ===      ===

--------
(1) We have provided 25 mortgage loans in the amount of $151,821,000. At March 31, 2001, the remaining balance on these loans totaled $146,659,000.

(2) See further discussion under "Investments in Consolidated and Non-Consolidated Joint Ventures."

      The following is a summary of our properties grouped by type of facility and equity interest as of March 31, 2001:

                            Equity
                           Interest  Number of    Number of       Total         Annualized
Facility Type             Percentage Facilities Beds/Units(1) Investments(2)  Rents/Interest
-------------             ---------- ---------- ------------- --------------  --------------
                                                              (Dollar amounts in thousands)
Acute Care Hospitals....     100%        19         2,578       $  614,881       $ 72,975
Acute Care Hospitals....      77          2           356           42,807          8,178
                                        ---        ------       ----------       --------
                                         21         2,934          657,688         81,153
                                        ---        ------       ----------       --------
Long-Term Care
 Facilities.............     100        148        18,141          561,107         67,746
Long-Term Care
 Facilities.............    77-80        25         2,778           73,334          9,982
                                        ---        ------       ----------       --------
                                        173        20,919          634,441         77,728
                                        ---        ------       ----------       --------
Medical Office
 Buildings(3)...........     100         56           --           492,801         46,139
Medical Office
 Buildings(3)...........    50-90        24           --           133,352         12,672
                                        ---        ------       ----------       --------
                                         80           --           626,153         58,811
                                        ---        ------       ----------       --------
Congregate Care &
 Assisted Living
 Centers................     100         82         6,142          406,462         41,060
Congregate Care &
 Assisted Living
 Centers................    45-50         4           412            1,688(4)         --
                                        ---        ------       ----------       --------
                                         86         6,554          408,150         41,060
                                        ---        ------       ----------       --------
Physician Group Practice
 Clinics(5).............     100         43           --           166,066         15,598
                                        ---        ------       ----------       --------
Rehabilitation
 Hospitals..............     100          3           248           41,785          5,698
Rehabilitation
 Hospitals..............    90-97         6           437           72,157          9,446
                                        ---        ------       ----------       --------
                                          9           685          113,942         15,144
                                        ---        ------       ----------       --------
Totals..................                412        31,092       $2,606,440       $289,494
                                        ===        ======       ==========       ========

--------
(1) In order to indicate facility size, congregate care and assisted living centers are stated in units (studio or one room apartments); all other facilities are stated in beds, except the medical office buildings and the physician group practice clinics for which square footage is provided in footnotes 3 and 5.
(2) Includes partnership and limited liability company investments, and incorporates all partners' and members' assets and construction commitments.
(3) The medical office buildings encompass approximately 4,510,000 square feet.
(4) Represents our investment, net of partners' and members' interests.
(5) The physician group practice clinics encompass approximately 1,189,000 square feet.

      The following paragraphs describe each type of property.

      Acute Care Hospitals. We have an interest in 18 general acute care hospitals and three long-term acute care hospitals. Acute care hospitals generally offer a wide range of services such as general and specialty surgery, intensive care units, clinical laboratories, physical and respiratory therapy, nuclear medicine, magnetic resonance imaging, neonatal and pediatric care units, outpatient units and emergency departments, among others. Long-term acute care hospitals provide for patients who require a stay of at least 25 days. Services are paid for by private sources, third party payors such as insurance or HMOs, or through the federal Medicare and state Medicaid programs. Medicare provides reimbursement incentives to traditional general acute care hospitals to minimize inpatient length of stay.

      Long-Term Care Facilities. We have invested in 173 long-term care facilities. Various health care providers operate these facilities. Long-term care facilities offer restorative, rehabilitative and custodial nursing care for people not requiring the more extensive and sophisticated treatment available at acute care hospitals. Many long-term care facilities had experienced significant growth in ancillary revenues and demand for subacute care services in the 1990s until the Prospective Payment System was introduced in July 1998. Ancillary revenue and revenue from subacute care services are derived from providing services to residents beyond room and board and include occupational, physical, speech, respiratory and IV therapy, wound care, oncology treatment, brain injury care and orthopedic therapy as well as sales of pharmaceutical products and other services. Certain long-term care facilities provide some of the foregoing services on an out-patient basis. Long-term care facilities are designed to supplement hospital care and many have transfer agreements with one or more acute care hospitals. These facilities depend to some degree upon referrals from practicing physicians and hospitals. Long-term care services are paid for either by private sources, or through the federal Medicare and state Medicaid programs.

      Long-term care facilities generally provide patients with accommodations, complete medical and nursing care, and rehabilitation services including speech, physical and occupational therapy. As a part of the Omnibus Budget Reconciliation Act, or OBRA, of 1981, Congress established a waiver program under Medicaid to offer an alternative to institutional long-term care services. The provisions of OBRA and the subsequent OBRA Acts of 1987 and 1990 allow states, with federal approval, greater flexibility in program design as a means of developing cost-effective alternatives to delivering services traditionally provided in the long-term care setting. This is a contributing factor to the recent increase in the number of assisted living facilities, which may adversely affect some long-term care facilities as some individuals choose the residential environment and lower cost delivery system provided in the assisted living setting.

      Medical Office Buildings. We have investments in 80 medical office buildings. These buildings are generally located adjacent to, or a short distance from, acute care hospitals. Medical office buildings contain physicians' offices and examination rooms, and may also include pharmacies, hospital ancillary service space and day-surgery operating rooms. Medical office buildings require more extensive plumbing, electrical, heating and cooling capabilities than commercial office buildings for sinks, brighter lights and special equipment physicians typically use. Of our owned medical office buildings, 22 are master leased on a triple-net basis to lessees which then sublease office space to physicians or other medical practitioners and 57 are managed by third party management companies and are leased under triple-net, gross or modified gross leases under which we are responsible for certain operating expenses. We have made loans on the remaining medical office building.

      Congregate Care and Assisted Living Centers. We have investments in 86 congregate care and assisted living centers. Congregate care centers typically offer studio, one bedroom and two bedroom apartments on a month-to-month basis primarily to individuals who are over 75 years of age. Residents, who must be ambulatory, are provided meals and eat in a central dining area; they may also be assisted with some daily living activities. These centers offer programs and services that allow residents certain conveniences and make it possible for them to live independently; staff is also available when residents need assistance and for group activities.

      Assisted living centers serve elderly persons who require more assistance with daily living activities than congregate care residents, but who do not require the constant supervision nursing homes provide. Services include personal supervision and assistance with eating, bathing, grooming and administering medication. Assisted living centers typically contain larger common areas for dining, group activities and relaxation to encourage social interaction. Residents typically rent studio and one bedroom units on a month-to-month basis. Charges for room and board and other services in both congregate care and assisted living centers are generally paid from private sources.

      Physician Group Practice Clinics. We have investments in 43 physician group practice clinic facilities, which are leased to 19 different operators. These clinics generally provide a broad range of medical services through organized physician groups representing various medical specialties. Each clinic facility is generally leased to a single lessee under a triple-net or modified gross lease.

      Rehabilitation Hospitals. We have investments in nine rehabilitation hospitals. These hospitals provide inpatient and outpatient care for patients who have sustained traumatic injuries or illnesses, such as spinal cord injuries, strokes, head injuries, orthopedic problems, work related disabilities and neurological diseases, as well as treatment for amputees and patients with severe arthritis. Rehabilitation programs encompass physical, occupational, speech and inhalation therapies, rehabilitative nursing and other specialties. Services are paid for by the patient or the patient's family, third party payors (e.g. insurance and HMOs), or through the federal Medicare program.

Competition

      We compete for real estate acquisitions and financings with health care providers, other health care related real estate investment trusts, real estate partnerships, real estate lenders, and other investors.

      Our properties are subject to competition from the properties of other health care providers. Certain of these other operators have capital resources substantially in excess of some of the operators of our facilities. In addition, the extent to which the properties are utilized depends upon several factors, including the number of physicians using the health care facilities or referring patients there, competitive systems of health care delivery and the size and composition of the population in the surrounding area. Private, federal and state payment programs and the effect of other laws and regulations may also have a significant effect on the utilization of the properties. Virtually all of the properties operate in a competitive environment and patients and referral sources, including physicians, may change their preferences for a health care facility from time to time.

Location of Properties

      The following table summarizes facility counts and annualized revenue breakdown by state as of March 31, 2001:

                                                                   Percentage of
                                                        Number of   Annualized
                                                        Facilities    Revenue
                                                        ---------- -------------
     California........................................     40          18.6%
     Texas.............................................     54          12.0
     Indiana...........................................     47           8.6
     Florida...........................................     39           8.5
     Utah..............................................     18           5.9
     Others (37 States)................................    214          46.4
                                                           ---         -----
                                                           412         100.0%
                                                           ===         =====

Lease Expiration and Mortgage Maturities

      The following table recaps the percentage of revenue per year as a percentage of total annualized revenue reflecting mortgage maturities, and the earlier of lease expirations or the earliest possible purchase option date, where applicable, as of March 31, 2001:

                                                                   Percentage of
                                                           # of     Annualized
     Year                                               Facilities   Revenues
     ----                                               ---------- -------------
     2001..............................................     43           4.0%
     2002..............................................      6           5.8
     2003..............................................     16           3.3
     2004..............................................     20          23.6
     2005..............................................     18           9.5
     2006..............................................      9           4.7
     2007..............................................     28           4.1
     2008..............................................     32           7.1
     2009..............................................     20           5.0
     2010..............................................     22           5.3
     2011-20...........................................    198          27.6
                                                           ---         -----
                                                           412         100.0%
                                                           ===         =====

Investments in Consolidated and Non-Consolidated Joint Ventures

      At March 31, 2001, we had varying percentage interests in several limited liability companies and partnerships which together own 60 facilities and has one mortgage, as further discussed below:

          (1) A 77% interest in a partnership (Health Care Property Partners) which owns two acute care hospitals and 18 long-term care facilities and has one mortgage on a long-term care facility.

          (2) Interests of between 90% and 97% in six partnerships (HCPI/San Antonio Ltd. Partnership, HCPI/Colorado Springs Ltd. Partnership, HCPI/Little Rock Ltd. Partnership, HCPI/Kansas Ltd. Partnership, Fayetteville Health Associates Ltd. Partnership and Wichita Health Associates Ltd. Partnership), each of which was formed to own a comprehensive rehabilitation hospital.

          (3) A 90% interest in a limited liability company (HCPI Indiana, LLC) which owns seven medical office buildings.

          (4) An 80% interest in five limited liability companies (Vista-Cal Associates, LLC; Statesboro Associates, LLC; Ft. Worth-Cal Associates, LLC; Louisiana-Two Associates, LLC; Perris-Cal Associates, LLC) which own an aggregate of six long-term care facilities.

          (5) A 58% interest in a limited liability company (HCPI/Utah, LLC) which owns 17 medical office buildings.

          (6) A 45%-50% interest in four limited liability companies (Seminole Shores Living Center, LLC; Edgewood Assisted Living Center, LLC; Arborwood Living Center, LLC; and Greenleaf Living Center, LLC) each owning a congregate care facility.

                                USE OF PROCEEDS

      The net proceeds to us from the sale of our common stock, after the deduction of the underwriting discount of approximately $6.2 million and estimated offering expenses of approximately $150,000, are approximately $115 million. We intend to use such net proceeds to acquire additional properties and to repay borrowings outstanding under our revolving lines of credit. Pending acquisitions of additional properties, the net proceeds from the offering will be used to pay down the outstanding balance on our revolving lines of credit. As of May 7, 2001, our revolving lines of credit had an outstanding balance of $135.5 million, bearing a weighted average interest rate of 5.60%.

                   PRICE RANGE OF COMMON STOCK AND DIVIDENDS

      Our common stock is listed on the NYSE under the symbol HCP. The table below sets forth for the fiscal quarters indicated the reported high and low closing prices per share of the common stock as reported on the NYSE Composite Tape for the periods indicated and the cash dividends per share paid in such periods. The last sale price of the common stock on the NYSE on May 8, 2001 was $34.80 per share.

                                                               Stock Price
                                                          ---------------------
                                                                      Dividends
                                                          High   Low    Paid
                                                          ----- ----- ---------
1999
First Quarter............................................ 31.38 26.63   0.68
Second Quarter........................................... 32.94 27.31   0.69
Third Quarter............................................ 28.56 24.69   0.70
Fourth Quarter........................................... 27.13 21.94   0.71
2000
First Quarter............................................ 26    23.69   0.72
Second Quarter........................................... 29    25      0.73
Third Quarter............................................ 30.50 26.38   0.74
Fourth Quarter........................................... 29.94 27.25   0.75
2001
First Quarter............................................ 35.60 29.56   0.76
Second Quarter (through May 7, 2001)..................... 36.80 33       -- (1)

--------
(1) The dividend for the first quarter of 2001 of $0.77 per share will be paid on May 18, 2001 to stockholders of record as of the close of business on May 3, 2001.

      As of March 1, 2001, there were approximately 3,423 stockholders of record and approximately 60,800 beneficial holders of our common stock.

      We maintain a policy to declare dividends to the holders of our shares of common stock so as to comply with applicable sections of the Internal Revenue Code governing real estate investment trusts.

                                 CAPITALIZATION

      Our capitalization is set forth as of March 31, 2001 in the following table and is shown as adjusted to give effect to the issuance of 3,500,000 shares of common stock which are being sold in this offering and the application of the net proceeds from that sale.

                                                            March 31, 2001
                                                      -------------------------
                                                        Actual     As Adjusted
                                                      -----------  ------------
                                                       (Amounts in thousands)
Bank Notes Payable(1)................................  $  159,500   $   44,080
Mortgage Notes Payable...............................     175,637      175,637
Senior Notes Due 2001-2015(2)........................     776,693      776,693
Minority Interests in Joint Ventures.................      42,136       42,136
Preferred Stock, $1.00 par value:
  authorized--50,000,000 shares; issued and
   outstanding:
   2,400,000 7.875% series A cumulative redeemable
    preferred shares (liquidation preference $25.00
    per share).......................................      57,810       57,810
   5,000,000 8.70% series B cumulative redeemable
    preferred shares (liquidation preference $25.00
    per share).......................................     129,033      129,033
   3,976,600 8.60% series C cumulative redeemable
    preferred depositary shares (liquidation
    preference $25.00 per share).....................      87,644       87,644
Common stock, $1.00 par value:
  authorized--100,000,000 shares; 51,008,778 shares
  issued and outstanding (54,508,778 shares as
  adjusted)(3).......................................      51,009       54,509
Additional Paid-In Capital...........................     930,894    1,042,814
Cumulative Net Income................................     787,942      787,942
Dividends Paid.......................................    (914,872)    (914,872)
                                                      -----------  -----------
    Total Capitalization.............................  $2,283,426   $2,283,426
                                                      ===========  ===========

--------
(1) Outstanding bank notes payable were approximately $135,500,000 at May 7, 2001 bearing interest at approximately 5.60%.
(2) Our senior debt is net of any original issue discounts and currently is rated Baa2, BBB+ and BBB+ by Moody's, Standard & Poor's and Fitch, respectively.
(3) On May 4, 2001, we amended our charter to increase our authorized common stock to 200,000,000 shares.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     We are providing the following financial information to aid you in your analysis of whether to make an investment in our common stock offered by this prospectus supplement. This information is only a summary and you should read it in conjunction with the historical financial statements and related notes contained in the annual and quarterly reports and other information that we have filed with the Securities and Exchange Commission. See "Available Information" on page 2 of the accompanying prospectus. We adopted SAB 101 as required by the SEC during the quarter ended December 31, 2000. Due to our current lease structures, SAB 101 will delay the recognition of additional rents from the first quarter of a year to subsequent quarters of the year. For comparability purposes, we restated the annual and quarterly results for 2000 to reflect the impact of SAB 101 had the pronouncement been adopted as of January 1, 2000. In the first quarter of 2001, we deferred customary cash rental receipts of $4,134,000 in accordance with SAB 101. The effect of SAB 101 on the first quarter 2000 was to decrease income by $3,722,000.

                             Year Ended December 31,       Quarter Ended March 31,
                          -------------------------------  ------------------------
                            1998       1999       2000        2000         2001
                          ---------  ---------  ---------  -----------  -----------
                            (Amounts in thousands, except per share amounts)
Income Statement Data
Revenue
 Rental Income, Triple
  Net Leases............  $ 117,292  $ 143,848  $ 227,012  $    52,826  $    53,202
 Rental Income, Managed
  Properties............     19,666     55,722     79,818       20,114       19,844
 Interest and Other
  Income................     24,591     25,223     22,977        5,590        5,319
                          ---------  ---------  ---------  -----------  -----------
                            161,549    224,793    329,807       78,530       78,365
                          ---------  ---------  ---------  -----------  -----------
Expense
 Interest Expense.......     37,836     58,458     86,747       21,214       20,996
 Real Estate
  Depreciation..........     29,577     44,789     72,590       17,146       18,739
 Managed Properties
  Operating Expenses....      5,053     18,240     27,738        6,699        7,239
 General and
  Administrative
  Expenses..............     10,429     11,908     13,266        3,519        3,256
 Impairment of Equity
  Investment............        --         --       2,000          --           --
                          ---------  ---------  ---------  -----------  -----------
                             82,895    133,395    202,341       48,578       50,230
                          ---------  ---------  ---------  -----------  -----------
Income From Operations..     78,654     91,398    127,466       29,952       28,135
Minority Interests......     (5,540)    (5,476)    (5,729)      (1,413)      (1,337)
Gain on Sale of Real
 Estate Properties......     14,053     10,303     11,756          684         (774)
                          ---------  ---------  ---------  -----------  -----------
Net Income Before
 Extraordinary Item.....     87,167     96,225    133,493       29,223       26,024
Extraordinary Item--Gain
 on Extinguishment of
 Debt...................        --         --         274          209          --
                          ---------  ---------  ---------  -----------  -----------
Net Income..............     87,167     96,225    133,767       29,432       26,024
Dividends to Preferred
 Stockholders...........     (8,532)   (17,775)   (24,900)      (6,225)      (6,225)
                          ---------  ---------  ---------  -----------  -----------
Net Income Applicable to
 Common Shares..........     78,635     78,450    108,867       23,207       19,799
Basic Earnings Per
 Common Share...........       2.56       2.25       2.13         0.45         0.39
Diluted Earnings Per
 Common Share...........       2.54       2.25       2.13         0.45         0.39

Balance Sheet Data
Total Assets............  1,356,612  2,469,390  2,398,703    2,454,177    2,343,196
Notes and Bonds
 Payable................    621,045    964,007    954,428      964,019      952,330
Bank Borrowings.........     88,000    215,500    204,500      213,200      159,500
Stockholders' Equity....    595,419  1,200,257  1,144,555    1,185,920    1,129,460

Other Data
Funds From
 Operations(1)..........     96,255    114,520    171,344       39,947       39,418
Cash Flows From
 Operating Activities...    112,311    124,117    205,511       56,796       50,198
Cash Flows (Used
 In)/Provided By
 Investing Activities...   (417,524)  (230,460)    63,714       (4,123)     (14,397)
Cash Flows Provided By
 (Used In) Financing
 Activities.............    305,633    109,535   (218,298)     (55,412)     (88,211)
Dividends Paid..........     89,210    106,177    175,079       43,163       44,966
Dividends Paid Per
 Common Share...........       2.62       2.78       2.94         0.72         0.76

-------
(1) We believe that funds from operations ("FFO") is an important supplemental measure of operating performance. We use the new definition of FFO prescribed by the National Association of Real Estate Investment Trusts ("NAREIT"). FFO is defined as net income (computed in accordance with generally accepted accounting principles), excluding gains (or losses) from debt restructuring and sales of property, plus real estate depreciation, and after adjustments for unconsolidated partnerships and joint ventures. FFO does not, and is not intended to, represent cash generated from operating activities in accordance with generally accepted accounting principles, is not necessarily indicative of cash available to fund cash needs and should not be considered as an alternative to net income. FFO, as defined by us, may not be comparable to similarly entitled items reported by other REITs that do not define FFO in accordance with the definition prescribed by NAREIT.

   Funds From Operations
   Net Income Applicable to
    Common Shares..........     78,635     78,450    108,867     23,207     19,799
   Real Estate Depreciation
    and Amortization.......     29,577     44,789     72,590     17,146     18,739
   Partnership Adjustment..      2,096      1,584      1,917        487        106
   (Gain)/Loss on Sale of
    Real Estate
    Properties.............    (14,053)   (10,303)   (11,756)      (684)       774
   Extraordinary Item--Gain
    on Extinguishment of
    Debt...................        --         --        (274)      (209)       --
                             ---------  ---------  ---------  ---------  ---------
   Funds From Operations...     96,255    114,520    171,344     39,947     39,418

            MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

      The following is a summary of the federal income tax considerations which are anticipated to be material to purchasers of our common stock. This summary supersedes, in its entirety, the discussion in the base prospectus entitled "Certain Federal Income Tax Considerations to the Company." The information in this section is based on:

    .  the Internal Revenue Code of 1986, as amended;

    . current, temporary and proposed Treasury Regulations promulgated under the Internal Revenue Code;

    .  the legislative history of the Internal Revenue Code;

    . current administrative interpretations and practices of the Internal Revenue Service; and

    .  court decisions;

in each case, as of the date of this prospectus supplement. In addition, the administrative interpretations and practices of the Internal Revenue Service include its practices and policies as expressed in private letter rulings which are not binding on the Internal Revenue Service, except with respect to the particular taxpayers who requested and received these rulings. Future legislation, Treasury Regulations, administrative interpretations and practices and/or court decisions may adversely affect the tax considerations contained in this discussion. Any change could apply retroactively to transactions preceding the date of the change. We have not requested, and do not plan to request, any rulings from the Internal Revenue Service concerning our tax treatment, and the statements in this prospectus are not binding on the Internal Revenue Service or any court. Thus, we can provide no assurance that the tax considerations contained in this discussion will not be challenged by the Internal Revenue Service or if challenged, will be sustained by a court.

      The summary below does not consider the effect of any foreign, state, local or other tax laws that may be applicable to us or a purchaser of our common stock. The summary below is for general information only and is not tax advice. You are urged to consult your tax advisor regarding the specific tax consequences to you of:

    . the acquisition, ownership and sale or other disposition of common stock offered under this prospectus supplement and the prospectus, including the federal, state, local, foreign and other tax consequences;

    . our election to be taxed as a real estate investment trust for federal income tax purposes; and

    .  potential changes in the tax laws.

Taxation of the Company

      General. We elected to be taxed as a real estate investment trust under Sections 856 through 860 of the Internal Revenue Code, commencing with our taxable year ended December 31, 1985. We believe we have been organized and have operated in a manner which allows us to qualify for taxation as a real estate investment trust under the Internal Revenue Code commencing with our taxable year ended December 31, 1985. We intend to continue to operate in this manner. However, our qualification and taxation as a real estate investment trust depends upon our ability to meet, through actual annual operating results, asset diversification, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Internal Revenue Code. Accordingly, there is no assurance that we have operated or will continue to operate in a manner so as to qualify or remain qualified as a real estate investment trust. See "-- Failure to Qualify."

      The sections of the Internal Revenue Code that relate to the qualification and operation as a real estate investment trust are highly technical and complex. The following describes the material aspects of the sections of the Internal Revenue Code that govern the federal income tax treatment of a real estate investment trust.

This summary is qualified in its entirety by the Internal Revenue Code, relevant rules and Treasury Regulations promulgated under the Internal Revenue Code, and administrative and judicial interpretations of the Internal Revenue Code and these rules and Treasury Regulations. The law firm of Latham & Watkins has acted as our tax counsel in connection with our election to be taxed as a real estate investment trust. In connection with this offering of common stock, Latham & Watkins will render an opinion to the underwriters to the effect that commencing with our taxable year ended December 31, 1985, we have been organized and have operated in conformity with the requirements for qualification and taxation as a real estate investment trust under the Internal Revenue Code, and our proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a real estate investment trust under the Internal Revenue Code. This opinion will be rendered at the closing of this offering of common stock, and Latham & Watkins will have no obligation to update its opinion subsequent to this date.

      The opinion of Latham & Watkins will be based on various assumptions and representations made by us as to factual matters, including representations made by us in this prospectus and a factual certificate that will be provided by one of our officers. Moreover, our qualification and taxation as a real estate investment trust depends upon our ability to meet the various qualification tests imposed under the Internal Revenue Code and discussed below, relating to our actual annual operating results, asset diversification, distribution levels, and diversity of stock ownership, the results of which have not been and will not be reviewed by Latham & Watkins. Accordingly, neither Latham & Watkins nor we can assure you that the actual results of our operations for any particular taxable year will satisfy these requirements. See "-- Failure to Qualify." Further, the anticipated income tax treatment described in this prospectus supplement may be changed, perhaps retroactively, by legislative, administrative or judicial action at any time.

      If we qualify for taxation as a real estate investment trust, we generally will not be required to pay federal corporate income taxes on our net income that is currently distributed to our stockholders. This treatment substantially eliminates the "double taxation" that ordinarily results from investment in a corporation. Double taxation means taxation once at the corporate level when income is earned and once again at the stockholder level when this income is distributed. We will be required to pay federal income tax, however, as follows:

    . We will be required to pay tax at regular corporate rates on any undistributed "real estate investment trust taxable income," including undistributed net capital gains.

    . We may be required to pay the "alternative minimum tax" on our items of tax preference.

    . If we have: (a) net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business; or (b) other nonqualifying income from foreclosure property, we will be required to pay tax at the highest corporate rate on this income. Foreclosure property is generally defined as property acquired through foreclosure or after a default on a loan secured by the property or a lease of the property.

    . We will be required to pay a 100% tax on any net income from prohibited transactions. Prohibited transactions are, in general, sales or other taxable dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business.

    . If we fail to satisfy the 75% gross income test or the 95% gross income test discussed below, but nonetheless maintain our qualification as a real estate investment trust because certain other requirements are met, we will be required to pay a tax equal to (a) the greater of (i) the amount by which 75% of our gross income exceeds the amount qualifying under the 75% gross income test described below and (ii) the amount by which 90% of our gross income exceeds the amount qualifying under the 95% gross income test described below, multiplied by (b) a fraction intended to reflect our profitability.

    . We will be required to pay a 4% excise tax on the excess of the required distribution over the amounts actually distributed if we fail to distribute during each calendar year at least the sum of

       (a) 85% of our real estate investment trust ordinary income for the year, (b) 95% of our real estate investment trust capital gain net income for the year, and (c) any undistributed taxable income from prior periods.

    . If we acquire any asset from a corporation which is or has been a C corporation in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset in the hands of the C corporation, and we subsequently recognize gain on the disposition of the asset during the ten-year period beginning on the date on which we acquired the asset, then we will be required to pay tax at the highest regular corporate tax rate on this gain to the extent of the excess of (a) the fair market value of the asset over
       (b) our adjusted basis in the asset, in each case determined as of the date on which we acquired the asset. A C corporation is generally defined as a corporation required to pay full corporate-level tax. The results described in this paragraph with-respect to the recognition of gain assume that we will make an election under Treasury Regulation Section 1.337(d)-5T.

      Requirements for qualification as a real estate investment trust. The Internal Revenue Code defines a real estate investment trust as a corporation, trust or association:

    (1) that is managed by one or more trustees or directors;

    (2) that issues transferable shares or transferable certificates to evidence beneficial ownership;

    (3) that would be taxable as a domestic corporation but for Sections 856 through 860 of the Internal Revenue Code;

    (4) that is not a financial institution or an insurance company within the meaning of the Internal Revenue Code;

    (5) that is beneficially owned by 100 or more persons;

    (6) not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by five or fewer individuals, including specified entities, during the last half of each-taxable year; and

    (7) that meets other tests, described below, regarding the nature of its income and assets and the amount of its distributions.

      The Internal Revenue Code provides that all of conditions (1) to (4), must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of twelve months, or during a proportionate part of a taxable year of less than twelve months. Conditions (5) and (6) do not apply until after the first taxable year for which an election is made to be taxed as a real estate investment trust. For purposes of condition (6), pension funds and other specified tax-exempt entities generally are treated as individuals, except that a "look-through" exception applies with respect to pension funds.

      We believe that we have satisfied conditions (1) through (7) during the relevant time periods. In addition, our charter provides for restrictions regarding ownership and transfer of shares. These restrictions are intended to assist us in continuing to satisfy the share ownership requirements described in (5) and (6) above. These ownership and transfer restrictions are described in "Description of Common Stock--Transfer Restrictions, Redemptions and Business Combination Provisions" in the attached Prospectus. These restrictions, however, may not ensure that we will, in all cases, be able to satisfy the share ownership requirements described in (5) and (6) above. If we fail to satisfy these share ownership requirements, except as provided in the next sentence, our status as a real estate investment trust will terminate. If, however, we comply with the rules contained in the Treasury Regulations that require us to ascertain the actual ownership of our shares, and we do not know, or would not have known through the exercise of reasonable diligence, that we failed to meet the requirement described in condition (6) above, we will be treated as having met this requirement. See "-- Failure to Qualify."

      In addition, we may not maintain our status as a real estate investment trust unless our taxable year is the calendar year. We have and will continue to have a calendar taxable year.

      Ownership of a partnership interest. We own and operate one or more properties through partnerships and limited liability companies. Treasury regulations provide that if we are a partner in a partnership, we will be deemed to own our proportionate share of the assets of the partnership. Also, we will be deemed to be entitled to our proportionate share of the income of the partnership. The character of the assets and gross income of the partnership retains the same character in our hands for purposes of Section 856 of the Internal Revenue Code, including satisfying the gross income tests and the asset tests. In addition, for these purposes, the assets and items of income of any partnership in which we own a direct or indirect interest include such-partnership's share of assets and items of income of any partnership in which it owns an interest. We are a limited partner or non-managing member in certain partnerships and limited liability companies. If a partnership or limited liability company in which we own an interest takes or expects to take actions which could jeopardize our status as a real estate investment trust or require us to pay tax, we may be forced to dispose of our interest in that entity. In addition, it is possible that a partnership or limited liability company could take an action which could cause us to fail a real estate investment trust income or asset test, and that we would not become aware of such action in a time frame which would allow us to dispose of our interest in the applicable entity or take other corrective action on a timely basis. In such a case, we could fail to qualify as a real estate investment trust. We have included a brief summary of the rules governing the federal income taxation of partnerships and their partners below in "-- Tax Aspects of the Partnerships." The treatment described above also applies with respect to the ownership of interests in limited liability companies or other entities that are treated as partnerships for tax purposes.

      Ownership of Subsidiaries. We own and operate a number of properties through our wholly-owned subsidiaries that we believe will be treated as "qualified REIT subsidiaries" under the Internal Revenue Code. A corporation will qualify as a qualified REIT subsidiary if we own 100% of its outstanding stock and if we do not elect with the subsidiary to treat it as a "taxable REIT subsidiary," described below. A corporation that is a qualified REIT subsidiary is not treated as a separate corporation, and all assets, liabilities and items of income, deduction and credit of a qualified REIT subsidiary are treated as assets, liabilities and items of income, deduction and credit (as the case may be) of the parent real estate investment trust for all purposes under the Internal Revenue Code (including all real estate investment trust qualification tests). Thus, in applying the requirements described in this prospectus, the subsidiaries in which we own a 100% interest (other than any taxable REIT subsidiaries) will be ignored, and all assets, liabilities and items of income, deduction and credit of such subsidiaries will be treated as our assets, liabilities and items of income, deduction and credit. A qualified REIT subsidiary is not subject to federal income tax and our ownership of the stock of such a subsidiary will not violate the real estate investment trust asset tests, described below under "-- Asset Tests."

      Income tests. We must satisfy two gross income requirements annually to maintain our qualification as a real estate investment trust:

    . First, each taxable year we must derive directly or indirectly at least 75% of our gross income, excluding gross income from prohibited transactions, from (a) investments relating to real property or mortgages on real property, including "rents from real property" and, in some circumstances, interest, or (b) some types of temporary investments;

    . Second, each taxable year we must derive at least 95% of our gross income, excluding gross income from prohibited transactions, from (a) the real property investments described above, or (b) dividends, interest and gain from the sale or disposition of stock or securities or (c) any combination of the foregoing.

      For these purposes, the term "interest" generally does not include any amount received or accrued, directly or indirectly, if the determination of all or some of the amount depends in any way on the income or profits of any person. An amount received or accrued generally will not be excluded from the term "interest," however, solely by reason of being based on a fixed percentage or percentages of receipts or sales.

      Rents we receive from a tenant will qualify as "rents from real property" in satisfying the gross income requirements for a real estate investment trust described above only if all of the following conditions are met:

    . The amount of rent must not be based in any way on the income or profits of any person. An amount received or accrued generally will not be excluded from the term "rents from real property" solely because it is based on a fixed percentage or percentages of receipts or sales.

    . We, or an actual or constructive owner of 10% or more of our capital stock, do not actually or constructively own 10% or more of the interests in the tenant.

    . Rent attributable to personal property, leased in connection with a lease of real property, is not greater than 15% of the total rent received under the lease. If this condition is not met, then the portion of the rent attributable to personal property will not qualify as "rents from real property."

    . We generally must not operate or manage our property or furnish or render services to our tenants, subject to a 1% de minimis exception, other than through an independent contractor from whom we derive no revenue. We may, however, directly perform services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant" of the property. Examples of these services include the provision of light, heat, or other utilities, trash removal and general maintenance of common areas. Further, under recently enacted legislation, beginning in 2001, we are permitted to employ a "taxable REIT subsidiary" which is wholly or partially owned by us, to provide both customary and noncustomary services to our tenants without causing the rent we receive from those tenants to fail to qualify as "rents from real property," except that we may not use a taxable REIT subsidiary to directly or indirectly operate or manage a lodging or health care facility or directly or indirectly provide to any other person (under a franchise, license or otherwise) rights to any brand name under which any lodging or health care facility is operated.

      We generally do not intend to receive rent which fails to satisfy any of the above conditions. Notwithstanding the foregoing, we may have taken and may continue to take actions which fail to satisfy one or more of the above conditions to the extent that we determine, based on the advice of our tax counsel, that those actions will not jeopardize our status as a real estate investment trust.

      We believe that the aggregate amount of our nonqualifying income, from all sources, in any taxable year will not exceed the limit on nonqualifying income under the gross income tests. If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a real estate investment trust for the year if we are entitled to relief under the Internal Revenue Code. Generally, we may avail ourselves of the relief provisions if:

    . our failure to meet these tests was due to reasonable cause and not due to willful neglect;

    . we attach a schedule of the sources of our income to our federal income tax return; and

    . any incorrect information on the schedule was not due to fraud with intent to evade tax.

      It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because nonqualifying income that we intentionally accrue or receive exceeds the limits on nonqualifying income, the Internal Revenue Service could conclude that our failure to satisfy the tests was not due to reasonable cause. If these relief provisions do not apply to a particular set of circumstances, we will not qualify as a real estate investment trust. As discussed above in "-- Taxation of the Company -- General," even if these relief provisions apply, and we retain our status as a real estate investment trust, a tax would be imposed with respect to our nonqualifying income. We may not always be able to maintain compliance with the gross income tests for real estate investment trust qualification despite our periodic monitoring of our income.

      Prohibited transaction income. Any gain that we realize on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Our gain would include our share of any gain realized by any of the partnerships, limited liability companies or qualified REIT subsidiaries in which we own an interest. This prohibited transaction income may also adversely affect our ability to satisfy the income tests for qualification as a real estate investment trust. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business depends on all the facts and circumstances surrounding the particular transaction. We intend to hold our properties for investment with a view to long-term appreciation and to engage in the business of acquiring, developing and owning our properties. We have and may in the future make occasional sales of the properties as are consistent with our investment objectives. We do not intend to enter into any sales that are prohibited transactions. The Internal Revenue Service may contend, however, that one or more of these sales is subject to the 100% penalty tax.

      Asset tests. At the close of each quarter of our taxable year, we also must satisfy three tests relating to the nature and diversification of our assets:

    . First, at least 75% of the value of our total assets, including assets held by our qualified REIT subsidiaries and our allocable share of the assets held by the partnerships and limited liability companies in which we own an interest, must be represented by real estate assets, cash, cash items and government securities. For purposes of this test, real estate assets include stock or debt instruments that are purchased with the proceeds of a stock offering or a public debt offering with a term of at least five years, but only for the one-year period beginning on the date we receive these proceeds;

    . Second, not more than 25% of our total assets may be represented by securities, other than those securities included in the 75% asset test; and

    . Third, of the investments included in the 25% asset class, the value of any one issuer's securities may not exceed 5% of the value of our total assets, and we may not own more than 10% by vote or value of any one issuer's outstanding securities. For years prior to 2001, the 10% limit applies only with respect to voting securities of any issuer and not to the value of the securities of any issuer.

      After initially meeting the asset tests at the close of any quarter, we will not lose our status as a real estate investment trust for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If we fail to satisfy the asset tests because we acquire securities or other property during a quarter, we can cure this failure by disposing of sufficient nonqualifying assets within 30 days after the close of that quarter. For this purpose, an increase in our interests in any partnership or limited liability company in which we own an interest will be treated as an acquisition of a portion of the securities or other property owned by that partnership or limited liability company. We believe we have maintained and intend to continue to maintain adequate records of the value of our assets to ensure compliance with the asset tests. In addition, we intend to take those other actions within the 30 days after the close of any quarter as may be required to cure any noncompliance. If we fail to cure any noncompliance with the asset tests within this time period, we would cease to qualify as a real estate investment trust.

      As discussed above, a real estate investment trust cannot currently own more than 10% by vote or value of the outstanding securities of any one issuer. Recently, legislation was enacted that allows a real estate investment trust to own up to 100% of the vote and/or value of a corporation which jointly elects with the real estate investment trust to be treated as a "taxable REIT subsidiary," provided that, in the aggregate, a real estate investment trust's total investment in its taxable REIT subsidiaries does not exceed 20% of the real estate investment trust's total assets, and at least 75% of the real estate investment trust's total assets are real estate or other qualifying assets. In addition, dividends from taxable REIT subsidiaries will be nonqualifying income for purposes of the 75%, but not the 95%, gross income test. A taxable REIT subsidiary may generally engage in any business, including the provision of customary or noncustomary services to tenants of its parent real estate investment trust, except that a taxable REIT subsidiary may not directly or indirectly operate or manage a lodging or health care facility or directly or indirectly provide to any other person (under a franchise, license or otherwise) rights to any brand name under which any lodging or health care facility is operated.

      This new legislation contains provisions generally intended to insure that transactions between a real estate investment trust and its taxable REIT subsidiary occur "at arm's length" and on commercially reasonable terms. These requirements include a provision that prevents a taxable REIT subsidiary from deducting interest on direct or indirect indebtedness to its parent real estate investment trust if, under a specified series of tests, the taxable REIT subsidiary is considered to have an excessive interest expense level and debt to equity ratio. In some cases the new legislation also imposes a 100% tax on the real estate investment trust if its, or its tenants', rental, service and/or other agreements with its taxable REIT subsidiary are not on arm's length terms.

      We own an interest in Health Care Property Investments, Inc. We and Health Care Property Investments have jointly elected for it to be treated as a taxable REIT subsidiary. As a result, our ownership of securities of Health Care Property Investments will not be subject to the 10% asset test described above, and its operations will be subject to the provisions described above which are applicable to a taxable REIT subsidiary.

      Annual distribution requirements. To maintain our qualification as a real estate investment trust, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to the sum of:

    . 90% (95% for taxable years beginning before January 1, 2001) of our "real estate investment trust taxable income"; and

    . 90% (95% for taxable years beginning before January 1, 2001) of our after tax net income, if any, from foreclosure property; minus

    . the excess of the sum of specified items of our noncash income items over 5% of "real estate investment trust taxable income" as described below.

      Our "real estate investment trust taxable income" is computed without regard to the dividends paid deduction and our net capital gain. In addition, for purposes of this test, non-cash income means income attributable to leveled stepped rents, original issue discount on purchase money debt, or a like-kind exchange that is later determined to be taxable.

      In addition, if we dispose of any asset we acquired from a corporation which is or has been a C corporation in a transaction in which our basis in the asset is determined by reference to the basis of the asset in the hands of that C corporation, within the ten-year period following our acquisition of such asset, we would be required to distribute at least 90% (95% for taxable years beginning before January 1, 2001) of the after-tax gain, if any, we recognized on the disposition of the asset, to the extent that gain does not exceed the excess of (a) the fair market value of the asset on the date we acquired the asset over (b) our adjusted basis in the asset on the date we acquired the asset.

      We must pay these distributions in the taxable year to which they relate, or in the following taxable year if they are declared before we timely file our tax return for that year and paid on or before the first regular dividend payment following their declarations. Except as provided below, these distributions are taxable to our stockholders, other than tax-exempt entities in the year in which paid. This is so even though these distributions relate to the prior year for purposes of our 90% distribution requirement. The amount distributed must not be preferential. To avoid being preferential, every stockholder of the class of stock to which a distribution is made must be treated the same as every other stockholder of that class, and no class of stock may be treated other than according to its dividend rights as a class. To the extent that we do not distribute all of our net capital gain or distribute at least 90% (95% for taxable years beginning before January 1, 2001), but less than 100%, of our "REIT taxable income," as adjusted, we will be required to pay tax on the undistributed amount at regular ordinary and capital gain corporate tax rates. We believe we have made, and intend to continue to make, timely distributions sufficient to satisfy these annual distribution requirements.

      We anticipate that we will generally have sufficient cash or liquid assets to enable us to satisfy our distribution requirements. However, we may not have sufficient cash or other liquid assets to meet these distribution requirements because of timing differences between the actual receipt of income and actual payment of deductible expenses, and the inclusion of income and deduction of expenses in determining our taxable income. If these timing differences occur, we may need to arrange for short-term, or possibly long-term, borrowings or need to pay dividends in the form of taxable stock dividends in order to meet the distribution requirements.

      We may be able to rectify an inadvertent failure to meet the 90% distribution requirement for a year by paying "deficiency dividends" to stockholders in a later year, which we may include in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends. However, we will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

      In addition, we will be required to pay a 4% excise tax on the excess of the required distribution over the amounts, if any, by which our actual distributions during a calendar year are less than the sum of 85% of our ordinary income for the year, 95% of our capital gain net income for the year plus, in each case, any undistributed ordinary income or capital gain net income, as the case may be, from prior periods. Any taxable income or net capital gain income on which this excise tax is imposed for any year is treated as an amount distributed during that year for purposes of calculating the tax.

      Distributions with declaration and record dates falling in the last three months of the calendar year, which are paid to our stockholders by the end of January immediately following that year, will be treated for federal income tax purposes as having been paid on December 31 of the prior year.

Failure to Qualify

      If we fail to qualify for taxation as a real estate investment trust in any taxable year, and the relief provisions of the Internal Revenue Code do not apply, we will be required to pay tax, including any alternative minimum tax, on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify as a real estate investment trust will not be deductible by us and we will not be required to distribute any amounts to our stockholders. As a result, we anticipate that our failure to qualify as a real estate investment trust would reduce the cash available for distribution by us to our stockholders. In addition, if we fail to qualify as a real estate investment trust, all distributions to stockholders will be taxable at ordinary income rates to the extent of our current and accumulated earnings and profits. In this event, corporate distributees may be eligible for the dividends-received deduction. Unless entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a real estate investment trust for the four taxable years following the year in which we lose our qualification. It is not possible to state whether in all circumstances we would be entitled to this statutory relief.

Tax Aspects of the Partnerships

      General. We own, directly or indirectly, interests in various partnerships and limited liability companies and may own interests in additional partnerships and limited liability companies in the future. Our ownership of an interest in such partnerships and limited liability companies involves special tax considerations. These special tax considerations include, for example, the possibility that the Internal Revenue Service might challenge the status of one or more of the partnerships or limited liability companies in which we own an interest as partnerships, as opposed to associations taxable as corporations, for federal income tax purposes. If a partnership or limited liability company in which we own an interest, or one or more of its subsidiary partnerships or limited liability companies, were treated as an association, it would be taxable as a corporation and therefore be subject to an entity-level tax on its income. In this situation, the character of our assets and items of gross income would change, and could prevent us from satisfying the real estate investment trust asset tests and/or the real estate investment trust income tests. This, in turn, would prevent us from qualifying as a real estate investment trust. In addition, a change in the tax status of one or more of the partnerships or limited liability companies in which we own an interest might be treated as a taxable event. If so, we might incur a tax liability without any related cash distributions.

      Treasury Regulations that apply for tax periods beginning on or after January 1, 1997, provide that a domestic business entity not otherwise organized as a corporation and which has at least two members may elect to be treated as a partnership for federal income tax purposes. Unless it elects otherwise, an eligible entity in existence prior to January 1, 1997, will have the same classification for federal income tax purposes that it claimed under the entity classification Treasury Regulations in effect prior to this date. In addition, an eligible entity which did not exist or did not claim a classification prior to January 1, 1997, will be classified as a partnership for federal income tax purposes unless it elects otherwise. All of the partnerships in which we own an interest intend to claim classification as partnerships under these Treasury Regulations. As a result, we believe that these partnerships will be classified as partnerships for federal income tax purposes. The treatment described above also applies with respect to our ownership of interests in limited liability companies that are treated as partnerships for tax purposes.

      Allocations of Income, Gain, Loss and Deduction. A partnership or limited liability company agreement will generally determine the allocation of income and losses among partners or members. These allocations, however, will be disregarded for tax purposes if they do not comply with the provisions of
Section 704(b) of the Internal Revenue Code and the Treasury Regulations. Generally, Section 704(b) of the Internal Revenue Code and the related Treasury Regulations require that partnership and limited liability company allocations respect the economic arrangement of the partners and members. If an allocation is not recognized for federal income tax purposes, the relevant item will be reallocated according to the partners' or members' interests in the partnership or limited liability company. This reallocation will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners or members with respect to such item. The allocations of taxable income and loss in each of the partnerships and limited liability companies in which we own an interest are intended to comply with the requirements of Section 704(b) of the Internal Revenue Code and the Treasury Regulations thereunder.

      Tax Allocations With Respect to the Properties. Under Section 704(c) of the Internal Revenue Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership or limited liability company in exchange for an interest in the partnership or limited liability company must be allocated in a manner so that the contributing partner or member is charged with the unrealized gain or benefits from the unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss is generally equal to the difference between the fair market value or book value and the adjusted tax basis of the contributed property at the time of contribution. These allocations are solely for federal income tax purposes. These allocations do not affect the book capital accounts or other economic or legal arrangements among the partners or members. Some of the partnerships and/or limited liability companies in which we own an interest were formed by way of contributions of appreciated property. The relevant partnership and/or limited liability company agreements require that allocations be made in a manner consistent with-Section 704(c) of the Internal Revenue Code.

Tax Liabilities and Attributes Inherited From AHP

      On November 4, 1999, we acquired American Health Properties, Inc., or AHP, in a merger. AHP had also made an election to be taxed as a real estate investment trust. If AHP failed to qualify as a real estate investment trust for any of its taxable years, it would be required to pay federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Unless statutory relief provisions apply, AHP would be disqualified from treatment as a real estate investment trust for the four taxable years following the year during which it lost qualification. We, as successor-in-interest to AHP, would be required to pay this tax. The built-in gain rules described under "-- Taxation of the Company -- General" above would apply with respect to any assets acquired by us from AHP in connection with the merger if the merger qualified as a tax-free reorganization under the Internal Revenue Code and if AHP failed to qualify as a real estate investment trust at any time during its existence. In that case, if we had not made an election under Treasury Regulation Section 1.337(d)-5T, AHP would recognize taxable gain as a result of the merger under the built-in gain rules, notwithstanding that the merger otherwise qualified as a tax-free reorganization under Internal Revenue Code. The liability for any tax due with respect to the gain described above would have been assumed by us in the merger. We have made a protective election under Treasury Regulation Section 1.337(d)-5T with respect to the merger to prevent the recognition of this gain. Even with this election, under these circumstances, if we disposed of any of the assets acquired from AHP during a specified ten-year period, we would be required to pay tax on all or a portion of the gain on this disposition at the highest corporate tax rate under the built-in gain rules. In addition, in connection with the merger, we succeeded to various tax attributes of AHP assuming the merger is treated as a tax-free reorganization under the Internal Revenue Code, including any undistributed C corporation earnings and profits of AHP. If AHP qualified as a real estate investment trust for all years prior to the merger and the merger is treated as a tax-free reorganization under the Internal Revenue Code, then AHP would not have any undistributed C corporation earnings and profits. If, however, AHP failed to qualify as a real estate investment trust for any year, then it is possible that we acquired undistributed C corporation earnings and profits from AHP. If we did not distribute these C corporation earnings and profits prior to the end of 1999, we would be required to distribute these earnings and profits through deficiency dividends or would fail to qualify as a real estate investment trust. Furthermore, after the merger, the asset and income tests described in "-- Requirements for qualification as a real estate investment trust -- Income Tests" and "-- Asset Tests" will apply to all of our assets, including the assets acquired from AHP, and to all of our income, including the income derived from the assets we acquired from AHP. As a result, the nature of the assets that we acquired from AHP and the income derived from those assets may have an effect on our tax status as a real estate investment trust.

      Qualification as a real estate investment trust required AHP to satisfy numerous requirements, some on an annual and others on a quarterly basis, established under highly technical and complex Internal Revenue Code provisions. These include requirements relating to AHP's:

    .  actual annual operating results;

    .  asset diversification;

    . distribution levels, including the effect, if any, of the characterization of AHP's psychiatric group preferred stock on distribution levels; and

    .  diversity of stock ownership.

      There are only limited judicial and administrative interpretations of these requirements and qualification as a real estate investment trust involves the determination of various factual matters and circumstances which were not entirely within AHP's control.

      AHP's real estate investment trust counsel rendered an opinion to the effect that, based on the facts, representations and assumptions stated therein, commencing with its taxable year ended December 31, 1987, AHP was organized in conformity with the requirements for qualification and taxation as a real estate investment trust under the Internal Revenue Code, and its method of operation enabled it to meet, through the effective time of the merger, the requirements for qualification and taxation as a real estate investment trust under the Internal Revenue Code. This opinion assumed, among other things, the accuracy of an opinion rendered by AHP's corporate counsel with respect to the characterization of AHP's psychiatric group preferred stock and dividends thereon, which corporate counsel's opinion was based on the facts, representations and assumptions stated therein.

      Because many of the properties formerly owned by AHP, and now owned by us, have fair market values in excess of their tax bases, assuming the merger is treated as a tax-free reorganization under Section 368(a) of the Internal Revenue Code, AHP's tax basis in the assets transferred in the merger carried over to us. This lower tax basis will cause us to have lower depreciation deductions and will result in higher gain on sale with respect to these properties than would be the case if these properties had been acquired by us in a taxable transaction.

Taxation of Holders of Our Common Stock

      Scope of Discussion. This general discussion of United States federal income tax consequences which are anticipated to be material to purchasers of our common stock applies to you if you are a United States stockholder who holds our common stock as a "capital asset," generally, for investment, as defined in Section 1221 of the Internal Revenue Code. This summary, however, does not consider state, local or foreign tax laws. In addition, it does not include all of the rules which may affect the United States tax treatment of your investment in our common stock. For example, special rules not discussed here may apply to you if you are:

    .  not a United States stockholder;

    .  a broker-dealer, a dealer in securities or a financial institution;

    .  an S corporation;

    .  a bank;

    .  a thrift;

    .  an insurance company;

    .  a tax-exempt organization;

    . subject to the alternative minimum tax provisions of the Internal Revenue Code;

    . holding the common stock as part of a hedge, straddle or other risk reduction or constructive sale transaction;

    . a person with a "functional currency" other than the United States dollar; or

    .  a United States expatriate.

      This discussion only represents our best attempt to describe the material federal income tax consequences that may apply to you based on current United States federal tax law. This discussion may in the end inaccurately describe the federal income tax consequences which are applicable to you because the law may change, possibly retroactively, and because the Internal Revenue Service or any court may disagree with this discussion.

      When we use the term "United States stockholder," we mean a holder of shares of our capital stock who is, for United States federal income tax purposes:

    .  a citizen or resident of the United States;

    . a corporation, partnership, or other entity created or organized in or under the laws of the United States or of any state or in the District of Columbia, unless, in the case of a partnership, treasury regulations provide otherwise;

    . an estate which is required to pay United States federal income tax regardless of the source of its income; or

    . a trust whose administration is under the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust. Notwithstanding the preceding sentence, to the extent provided in the treasury regulations, some trusts in existence on August 20, 1996, and treated as United States persons prior to this date that elect to continue to be treated as United States persons, shall also be considered United States stockholders.

Distributions Generally

      Distributions out of our current or accumulated earnings and profits, other than capital gain dividends discussed below, will constitute dividends taxable to our taxable United States stockholders as ordinary income. As long as we qualify as a real estate investment trust, these distributions will not be eligible for the dividends-received deduction in the case of United States stockholders that are corporations . For purposes of determining whether distributions to holders of common stock are out of current or accumulated earnings and profits, our earnings and profits will be allocated first to the outstanding series A preferred stock, series B preferred stock and series C preferred stock and then to the common stock.

      To the extent that we make distributions, other than capital gain dividends discussed below, in excess of our current and accumulated earnings and profits, these distributions will be treated first as a tax-free return of capital to each United States stockholder. This treatment will reduce the adjusted tax basis which each United States stockholder has in its shares of common stock by the amount of the distribution, but not below zero. Distributions in excess of our current and accumulated earnings and profits and in excess of a United States stockholder's adjusted tax basis in its shares will be taxable as capital gain, provided that the shares have been held as capital assets. Such gain will be taxable as long-term capital gain if the shares have been held for more than one year. Dividends we declare in October, November, or December of any year and payable to a stockholder of record on a specified date in any of these months will be treated as both paid by us and received by the stockholder on December 31 of that year, provided we actually pay the dividend on or before January 31 of the following year. Stockholders may not include in their own income tax returns any of our net operating losses or capital losses.

Capital Gain Distributions

      Distributions that we properly designate as capital gain dividends will be taxable to our taxable United States stockholders as gain from the sale or disposition of a capital asset, to the extent that such gain does not exceed our actual net capital gain for the taxable year. Depending on the characteristics of the assets which produced these gains, and on specified designations, if any, which we may make, these gains may be taxable to non-corporate United States stockholders at a 20% or 25% rate. United States stockholders that are corporations may, however, be required to treat up to 20% of some capital gain dividends as ordinary income. If we properly designate any portion of a dividend as a capital gain dividend, your share of such capital gain dividend would be an amount which bears the same ratio to the total amount of dividends, as determined for federal income tax purposes, paid to you for the year as the aggregate amount designated as a capital gain dividend bears to the aggregate amount of all dividends, as determined for federal income tax purposes, paid on all classes of shares of our capital stock for the year.

Passive Activity Losses and Investment Interest Limitations

      Distributions we make and gain arising from the sale or exchange by a United States stockholder of our shares will not be treated as passive activity income. As a result, United States stockholders generally will not be able to apply any "passive losses" against this income or gain. Distributions we make, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation. Gain arising from the sale or other disposition of our shares, however, may not be treated as investment income depending upon your particular situation.

Retention of Net Long-Term Capital Gains

      We may elect to retain, rather than distribute as a capital gain dividend, our net long-term capital gains. If we make this election, we would pay tax on our retained net long-term capital gains. In addition, to the extent we designate, a United States stockholder generally would:

    . include its proportionate share of our undistributed long-term capital gains in computing its long-term capital gains in its return for its taxable year in which the last day of our taxable year falls;

    . be deemed to have paid the capital gains tax imposed on us on the designated amounts included in the United States stockholder's long-term capital gains;

    .  receive a credit or refund for the amount of tax deemed paid by it;

    . increase the adjusted basis of its common stock by the difference between the amount of includable gains and the tax deemed to have been paid by it; and

    . in the case of a United States stockholder that is a corporation, appropriately adjust its earnings and profits for the retained capital gains as required by treasury regulations to be prescribed by the Internal Revenue Service.

Dispositions of Common Stock

      If you are a United States stockholder and you sell or dispose of your shares of common stock, you will recognize gain or loss for federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property you receive on the sale or other disposition and your adjusted basis in the shares for tax purposes. This gain or loss will be capital if you have held the common stock as a capital asset. This gain or loss, except as provided below, will be long-term capital gain or loss if you have held the common stock for more than one year. In general, if you are a United States stockholder and you recognize loss upon the sale or other disposition of common stock that you have held for six months or less, the loss you recognize will be treated as a long-term capital loss to the extent you received distributions from us which were required to be treated as long-term capital gains.

Backup Withholding

      We report to our United States stockholders and the Internal Revenue Service the amount of dividends paid during each calendar year and the amount of any tax withheld. Under the backup withholding rules, a stockholder may be subject to backup withholding at the rate of 31% with respect to dividends paid unless the holder is a corporation or is otherwise exempt and, when required, demonstrates this fact or provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the backup withholding rules. A United States stockholder that does not provide us with his correct taxpayer identification number may also be subject to penalties imposed by the Internal Revenue Service. Backup withholding is not an additional tax. Any amount paid as backup withholding will be creditable against the stockholder's income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status. See "-- Taxation of Non-United States Stockholders" on page S-34.

Taxation of Tax-Exempt Stockholders

      The Internal Revenue Service has ruled that amounts distributed as dividends by a qualified real estate investment trust do not constitute unrelated business taxable income when received by a tax-exempt entity. Based on that ruling, except as described below, dividend income from us and gain arising upon your sale of shares generally will not be unrelated business taxable income to a tax-exempt stockholder. This income or gain will be unrelated business taxable income, however, if the tax-exempt stockholder holds its shares as "debt financed property" within the meaning of the Internal Revenue Code or if the shares are used in a trade or business of the tax-exempt stockholder. Generally, debt financed property is property the acquisition or holding of which was financed through a borrowing by the tax-exempt stockholder.

      For tax-exempt stockholders which are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Internal Revenue Code, respectively, income from an investment in our shares will constitute unrelated business taxable income unless the organization is able to properly claim a deduction for amounts set aside or placed in reserve for specific purposes so as to offset the income generated by its investment in our shares. These prospective investors should consult their tax advisors concerning these "set aside" and reserve requirements.

      Notwithstanding the above, however, a portion of the dividends paid by a "pension held REIT" will be treated as unrelated business taxable income as to some trusts that hold more than 10%, by value, of the interests of a real estate investment trust. A real estate investment trust will not be a "pension held REIT" if it is able to satisfy the "not closely held" requirement without relying on the "look-through" exception with respect to certain trusts. As a result of limitations on the transfer and ownership of stock contained in our charter, we do not expect to be classified as a "pension-held REIT," and as a result, the tax treatment described in this paragraph should be inapplicable to our stockholders.

Taxation of Non-United States Stockholders

      The preceding discussion does not address the rules governing United States federal income taxation of the ownership and disposition of our common stock by persons that are non-United States stockholders. When we use the term "non-United States stockholder" we mean stockholders who are not United States stockholders. In general, non-United States stockholders may be subject to special tax withholding requirements on distributions from us and with respect to their sale or other disposition of our common stock, except to the extent reduced or eliminated by an income tax treaty between the United States and the non-United States stockholder's country. A non-United States stockholder who is a stockholder of record and is eligible for reduction or elimination of withholding must file an appropriate form with us in order to claim such treatment. Non-United States stockholders should consult their own tax advisors concerning the federal income tax consequences to them of an acquisition of shares of our common stock, including the federal income tax treatment of dispositions of interests in and the receipt of distributions from us.

Other Tax Consequences

      We may be required to pay state or local taxes in various state or local jurisdictions, including those in which we transact business and our stockholders may be required to pay state or local taxes in various state or local jurisdictions, including those in which they reside. Our state and local tax treatment may not conform to the federal income tax consequences summarized above. In addition, your state and local tax treatment may not conform to the federal income tax consequences summarized above. Consequently, you should consult your tax advisor regarding the effect of state and local tax laws on an investment in our common stock.

                          NEW STOCKHOLDER RIGHTS PLAN

      On June 20, 2000, we adopted a Stockholder Rights Plan and declared a dividend of one preferred share purchase right for each outstanding share of our common stock. The rights will become exercisable if a person or group of affiliated or associated persons has acquired, or obtained the right to acquire, beneficial ownership of 15% of more of our common stock or following the commencement or announcement of an intention to make a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of our common stock. After the rights become exercisable, each right will entitle the holder to purchase from us one one-hundredth (1/100th) of a share of Series D Junior Participating Preferred Stock at a price of $95 per one one-hundredth (1/100th) of a Preferred Share, subject to certain anti-dilution adjustments. The rights will at no time have any voting rights.

      Each Series D Preferred Share purchasable upon exercise of the rights will be entitled, when, as and if declared, to a minimum preferential quarterly dividend payment of $1.00 per share but will be entitled to an aggregate dividend of 100 times the dividend, if any, declared per common share. In the event of our liquidation, dissolution or winding up, the holders of the Series D Preferred Shares will be entitled to a preferential liquidation payment of $100 per share plus any accrued but unpaid dividends but will be entitled to an aggregate payment of 100 times the payment made per common share. Each Series D Preferred Share will have 100 votes and will vote together with our common stock. Finally, in the event of any merger, consolidation or other transaction in which shares of our common stock are exchanged, each Series D Preferred Share will be entitled to receive 100 times the amount received per share of common stock. Series D Preferred Shares will not be redeemable. The rights are protected by customary anti-dilution provisions. Because of the nature of its dividend, liquidation and voting rights, the value of one one-hundredth of a Preferred Share purchasable upon exercise of each Right should approximate the value of one common share.

      Under certain circumstances, each holder of a right, other than rights that are or were acquired or beneficially owned by a person or group acquiring 15% or more (which rights will thereafter be void), will have the right to receive upon exercise that number of common shares having a market value of two times the then current purchase price of one right. In the event that, after a person acquired 15% or more of our common stock, we were acquired in a merger or other business combination transaction or more than 50% of our assets or earning power were sold, each holder of a right shall have the right to receive, upon the exercise thereof at the then current purchase price of the right, that number of shares of common stock of the acquiring company which at the time of such transaction would have a market value of two times the then current purchase price of one right.

      The rights may be redeemed by our board of directors at any time prior to the time a person or group acquires 15% or more of our common stock.

      The rights will expire on July 27, 2010 (unless earlier redeemed, exchanged or terminated). The Bank of New York is the Rights Agent.

      The rights are designed to assure that all of our stockholders receive fair and equal treatment in the event of any proposed takeover of us and to guard against partial tender offers, open market accumulations and other abusive tactics to gain control of us without paying all stockholders a control premium. The rights will cause substantial dilution to a person or group that acquires 15% or more of our stock on terms not approved by our board of directors. The rights should not interfere with any merger or other business combination approved by our board of directors at any time prior to the first date that a person or group acquires 15% or more of our common stock.

                     RECENT AND PROPOSED CHARTER AMENDMENTS

      We amended our charter on May 4, 2001 to reflect the following:

    . an increase in our authorized common stock from 100,000,000 shares to 200,000,000 shares;

    . clarification of the power of our board of directors to grant exemptions from the ownership restrictions contained in our charter; and

    . new restrictions on the ownership and transfer of shares to preserve our REIT status.

      We have also proposed the following additional charter amendments which we expect to be voted on by our stockholders on May 24, 2001:

    . a reduction in the affirmative stockholder vote required to approve most amendments to our charter and extraordinary corporate actions from two-thirds to a majority of all votes entitled to be cast on the matter by our stockholders; and

    . a reduction in the affirmative stockholder vote required to approve certain charter amendments from 90% to two-thirds of all votes entitled to be cast on the matter by our stockholders.

      The following paragraphs describe each amendment and each proposal.

      An Increase in Number of Shares of Authorized Common Stock. Prior to the amendments to our charter, we were authorized to issue 150,000,000 shares of stock, consisting of 100,000,000 shares of common stock and 50,000,000 shares of preferred stock. By virtue of these charter amendments, we are now authorized to issue 250,000,000 shares of stock, consisting of 200,000,000 shares of common stock and 50,000,000 shares of preferred stock.

      Clarification of the Power of the Board of Directors to Grant Exemptions from the Ownership Restrictions. Our charter provides in Section 4 of Article V, that if our board of directors at any time was of the opinion that a stockholder is or may become the "beneficial owner," as defined in Rule 13d-3 under the Securities Exchange Act of 1934 on October 1, 1982, of more than 9.9% of our voting stock, our board of directors would have the power to (1) require that we purchase stock from such stockholder to bring the stockholder's beneficial ownership to no more than 9.9% or (2) refuse to issue or transfer the shares of our stock that would result in a person beneficially owning more than 9.9% of our voting stock. Our charter does not state that our board of directors is required to take any of such actions. However, prior to amendment, our charter provided that: "Any transfer of shares, options, warrants or other securities convertible into voting shares that would create a beneficial owner of more than 9.9% of the outstanding shares of stock of this corporation shall be deemed void ab initio and the intended transferee shall be deemed never to have had an interest therein."

      We believe that the language quoted above created an ambiguity within
Section 4 of Article V that required clarification. Accordingly, we amended our charter to delete the next to last sentence of Section 4 of Article V and to insert in lieu thereof the following new sentence: "If the Board of Directors fails to grant an exemption from the ownership limitation described in this
Section 4, then any transfer of shares, options, warrants or other secuurities convertible into voting shares that would create a beneficial owner of more than 9.9% of the outstanding shares of stock of this Corporation shall be deemed void ab initio and the intended transferee shall be deemed never to have had an interest therein."

      We believe that this charter amendment clarified that:

    . our board of directors is not required to exercise the powers granted to it in Section 4 of Article V to prevent a person from becoming the "beneficial owner" of more than 9.9% of our voting stock;

    . our board of directors has the authority to grant exemptions from this stock ownership limit; and

    . a transfer referred to in the language quoted above is void only when our board of directors fails to take any action to grant an exemption.

      New Restrictions on the Ownership and Transfer of Shares to Preserve REIT Status. In order for us to qualify as a REIT under the Internal Revenue Code, no more than 50% in value of our outstanding shares of stock may be owned, actually or constructively, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) during the last half of a taxable year. In addition, if we, or an owner of 10% or more of our capital stock, actually or constructively owns 10% or more of one of our tenants (or a tenant of any partnership or limited liability company in which we are a partner or member), the rent received by us (either directly or through the partnership or limited liability company) from the tenant will not be qualifying income for purposes of the gross income tests for REITs contained in the Internal Revenue Code. A REIT's stock must also be beneficially owned by 100 or more persons during at least 335 days of a taxable year of twelve months or during a proportionate part of a shorter taxable year.

      To assist us in complying with these requirements and continuing to qualify as a REIT, we amended our charter to include additional restrictions on the ownership and transfer of our common stock as set forth in new Sections 6, 7, 8 and 9 of Article V of our charter. These charter amendments provide that, subject to the exceptions described below, no person or entity may own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Internal Revenue Code, more than 9.8% (by number or value, whichever is more restrictive) of the outstanding shares of common stock. We refer to the limits described in this paragraph as the "ownership limits."

      The constructive ownership rules under the Internal Revenue Code are complex and may cause stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 9.8% of our common stock (or the acquisition of an interest in an entity that owns, actually or constructively, common stock) by an individual or entity, could, nevertheless cause that individual or entity, or another individual or entity, to own constructively in excess of 9.8% of our outstanding common stock and thereby subject the common stock to the applicable ownership limit.

      Our board of directors may, but in no event will be required to, waive the ownership limit with respect to a particular stockholder if it:

    . determines that such ownership will not jeopardize our status as a REIT; and

    . our board of directors otherwise decides such action would be in our best interest.

      As a condition of such waiver, our board of directors may require an opinion of counsel satisfactory to it and/or undertakings or representations from the applicant with respect to preserving our REIT status.

      These charter amendments further prohibit

    . any person from actually or constructively owning shares of our stock that would result in us being "closely held" under Section 856(h) of the Internal Revenue Code or otherwise cause us to fail to qualify as a REIT; and

    . any person from transferring shares of our common stock if such transfer would result in shares of our stock being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution).

      Any person who acquires or attempts or intends to acquire actual or constructive ownership of shares of common stock that will or may violate any of the foregoing restrictions on transferability and ownership will be required to give notice immediately to us and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT.

      Pursuant to these charter amendments, if any purported transfer of common stock or any other event would otherwise result in any person violating the ownership limits or such other limit as permitted by our board of directors, then any such purported transfer will be void and of no force or effect as to that number of shares in excess of the applicable ownership limit. The shares proposed to be transferred will be deemed to have been transferred to, and held by, a trustee of a trust for the exclusive benefit of a charitable organization selected by us. The automatic transfer will be effective as of the close of business on the business day prior to the date of the violative transfer or other event that results in a transfer to the trust.

      The trustee shall sell the shares to us or to another person designated by the trustee whose ownership of the shares will not violate the ownership limit.

      The trustee must, within 20 days of receiving notice from us of the transfer of shares to the trust:

    . sell the excess shares to a person or entity who could own the shares without violating the ownership limits or as otherwise permitted by our board of directors, and

    . distribute to the prohibited transferee or owner, as applicable, an amount equal to the lesser of (1) the price paid by the prohibited transferee or owner for the excess shares (or, if the event which resulted in the transfer to the trust did not involve a purchase of such shares at market price, the last reported sales price reported on the New York Stock Exchange on the trading day immediately preceding the relevant date) and (2) the sales proceeds received by the trust for the excess shares.

      The trustee shall be designated by us and shall be unaffiliated with us and any prohibited transferee or owner. Prior to the sale of any excess shares by the trust, the trustee will receive, in trust for the beneficiary, all dividends and other distributions paid by us with respect to the excess shares, and may also exercise all voting rights with respect to the excess shares.

      Subject to Maryland law, effective as of the date that the shares have been transferred to the trust, the trustee shall have the authority, at the trustee's sole discretion,

    . to rescind as void any vote cast by a prohibited transferee or owner, as applicable, prior to our discovery that the shares have been transferred to the trust; and

    . to recast the vote in accordance with the desires of the trustee acting for the benefit of the beneficiary of the trust.

      However, if we have already taken irreversible corporate action, then the trustee may not rescind and recast the vote. Any dividend or other distribution paid to the prohibited transferee or owner, prior to our discovery that the shares had been automatically transferred to a trust as described above, must be repaid to the trustee upon demand for distribution to the beneficiary of the trust. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent violation of the applicable ownership limit or as otherwise permitted by the board of directors, then our charter provides that the transfer of the excess shares will be void.

      All certificates representing shares of our common stock bear a legend referring to the restrictions described above.

      A Reduction in Affirmative Stockholder Vote Required to Approve Most Amendments to the Charter and Extraordinary Actions. The Maryland General Corporation Law, or MGCL, requires that a charter amendment or an extraordinary corporate action such as a merger, consolidation, transfer of all or substantially all of the assets or dissolution of a Maryland corporation be approved by the stockholders of the corporation by an affirmative vote of two-thirds of all votes entitled to be cast on the matter. The MGCL also provides, however, that a corporation's charter may include a provision which increases or decreases the affirmative vote of stockholders required to approve a charter amendment or extraordinary corporate action from two-thirds to a greater or lesser proportion, but not less than a majority of all votes entitled to be cast on the matter.

      If approved by our stockholders on May 24, 2001, this proposed charter amendment will reduce the affirmative stockholder vote required to approve most amendments of our charter and extraordinary corporate actions from two-thirds to a majority of all votes entitled to be cast on the matter by our stockholders.

      A Reduction in Affirmative Stockholder Vote Required to Approve Certain Charter Amendments from 90% to Two-thirds. Our charter currently requires the affirmative vote of at least 90% of all voting stock to repeal or adopt amendments that would be inconsistent with certain sections of our charter. These sections contain:

    . the requirement of a 90% vote to enter into a transaction such as a merger, consolidation, sale of substantially all of our assets, issuance of our securities or mortgage of our assets with a "Related Person," as that term is defined in our charter, without the approval of our board of directors prior to the Related Person becoming a Related Person;

    . the prohibition on any one person or group having "beneficial ownership," as defined in the Securities Exchange Act of 1934, of more than 9.9% of our voting stock; and

    . the classification of our board of directors and the requirement of a supermajority vote for the removal of a member of our board of directors with or without cause.

      If approved by our stockholders on May 24, 2001, this proposed charter amendment will reduce the affirmative stockholder vote required to approve the repeal of any provisions of, or adopt any amendments to our charter that would be inconsistent with, these sections of our charter from 90% to two-thirds of all votes entitled to be cast on the matter by our stockholders.

                                  UNDERWRITING

General

      Subject to the terms and conditions contained in a purchase agreement between us and each of the underwriters, we have agreed to sell to the underwriters, and the underwriters severally have agreed to purchase from us, the number of shares listed opposite their names below.

                                                                        Number
                 Underwriter                                           of Shares
                 -----------                                           ---------
     Merrill Lynch, Pierce, Fenner & Smith
                 Incorporated........................................  1,225,700
     Salomon Smith Barney Inc........................................    758,100
     Legg Mason Wood Walker, Incorporated............................    758,100
     Banc of America Securities LLC..................................    758,100
                                                                       ---------
                 Total...............................................  3,500,000
                                                                       =========

      The underwriters have agreed to purchase all of the shares sold under the purchase agreement if any of these shares are purchased. If an underwriter defaults, the purchase agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the purchase agreement may be terminated.

      We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

      The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by counsel and other conditions. The underwriters reserve the right to withdraw, cancel or modify this offer and to reject orders in whole or in part.

Commissions and Discounts

      The underwriters have advised us that they propose initially to offer the shares to the public at the public offering price appearing on the cover page of this prospectus supplement, and to dealers at that price less a concession not in excess of $1.00 per share. The underwriters may allow, and the dealers may reallow, a discount not in excess of $.10 per share to other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

      The following table shows the public offering price, underwriting discount and proceeds before expenses to us. This information is presented assuming either no exercise or full exercise by the undewriters of their over-allotment option.

                                          Per Share Without Option With Option
                                          --------- -------------- -----------
     Public offering price...............  $34.80    $121,800,000  $140,070,000
     Underwriting discount...............   $1.78      $6,230,000    $7,164,500
     Proceeds, before expenses, to us....  $33.02    $115,570,000  $132,905,500

      The expenses of the offering, exclusive of the underwriting discount, are estimated at $150,000 and are payable by us.

Over-allotment Option

      We have granted an option to the underwriters to purchase up to 525,000 additional shares at the initial public offering price less the underwriting discount. The underwriters may exercise this option for 30 days from the date of this prospectus supplement solely to cover any over-allotments. If the underwriters exercise this option, each underwriter will be obligated, subject to conditions contained in the purchase agreement, to purchase a number of additional shares proportionate to that underwriter's initial amount reflected in the above table.

No Sales of Similar Securities

      We and each of our directors and executive officers have agreed, with exceptions, not to sell or transfer any common stock for 90 days after the date of this prospectus supplement without first obtaining the written consent of Merrill Lynch. Specifically, we and each of our directors and executive officers have agreed not to directly or indirectly

    .   offer, pledge, sell or contract to sell any common stock;

    .   sell any option or contract to purchase any common stock;

    .   purchase any option or contract to sell any common stock;

    .   grant any option, right or warrant to purchase any common stock;

    .   otherwise dispose of or transfer any common stock; or

    . enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock, whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

      This lockup provision applies to common stock and to securities convertible into or exchangeable or exercisable for common stock.

      Our lock-up agreement contains exceptions that permit us to issue shares of common stock upon the exercise of outstanding options, to issue shares and options pursuant to employee benefit plans and to issue shares of common stock pursuant to non-employee director stock plans.

New York Stock Exchange Listing

      The shares are listed on the New York Stock Exchange under the symbol
"HCP."

Price Stabilization and Short Positions

      Until the distribution of the shares is completed, SEC rules may limit the ability of the underwriters and selling group members from bidding for or purchasing our common stock. However, the underwriters may engage in transactions that stabilize the price of our common stock, such as bids or purchases to peg, fix or maintain that price.

      If the underwriters create a short position in the common stock in connection with the offering, i.e., if they sell more shares than are listed on the cover of this prospectus supplement, the underwriters may reduce that short position by purchasing shares in the open market. The underwriters may also elect to reduce any short position by exercising all or part of the over-allotment option described above. Purchases of the common stock to stabilize its price or to reduce a short position could cause the price of the common stock to be higher than it might be in the absence of those purchases.

      Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters makes any representation that the underwriters will engage in those transactions or that those transactions, once commenced, will not be discontinued without notice.

                                 LEGAL MATTERS

      The validity of the common stock will be passed upon for us by Ballard Spahr Andrews & Ingersoll LLP, Baltimore, Maryland. Certain legal matters relating to the offering of the common stock will be passed upon for us by Latham & Watkins, Los Angeles, California and for the underwriters by Sidley Austin Brown & Wood LLP, San Francisco, California. Paul C. Pringle is a partner of Sidley Austin Brown & Wood LLP and owns 12,052 shares of our common stock.

                                   PROSPECTUS

                      HEALTH CARE PROPERTY INVESTORS, INC.

                                   SECURITIES

      Health Care Property Investors, Inc. (the "Company") may offer from time to time, in one or more series, its unsecured debt securities (the "Debt Securities"), shares of its Preferred Stock, par value $1.00 per share (the "Preferred Stock") and shares of its Common Stock, par value $1.00 per share (the "Common Stock"). The Debt Securities, the Preferred Stock and the Common Stock are collectively referred to herein as the "Securities." The Securities will have an aggregate Offering price of $600,000,000 and will be offered on terms to be determined at the time of the Offering.

      In the case of Debt Securities, the specific title, the aggregate principal amount, the purchase price, the maturity, the rate and time of payment of any interest, any redemption or sinking fund provisions, any conversion provisions and any other specific term of the Debt Securities will be set forth in the accompanying supplement to this Prospectus (the "Prospectus Supplement") and/or a related pricing supplement (the "Pricing Supplement"). In the case of Preferred Stock, the specific number of shares, designation, stated value per share, liquidation preference per share, issuance price, dividend rate (or method of calculation), dividend payment dates, any redemption or sinking fund provisions, any conversion rights and any other specific term of the series of Preferred Stock will be set forth in the accompanying Prospectus Supplement. In the case of Common Stock, the specific number of shares and issuance price per share will be set forth in the accompanying Prospectus Supplement. The Prospectus Supplement will also disclose whether the Securities will be listed on a national securities exchange and if they are not to be listed, the possible effects thereof on their marketability.

      Securities may be sold directly, through agents from time to time or through underwriters or dealers, which may include Merrill Lynch, Pierce, Fenner & Smith Incorporated. If any agent of the Company or any underwriter is involved in the sale of the Securities, the name of such agent or underwriter and any applicable commission or discount will be set forth in the accompanying Prospectus Supplement. See "Plan of Distribution." The net proceeds to the Company from such sale also will be set forth in the applicable Prospectus Supplement.

      The Debt Securities, if issued, will rank on parity with all other unsecured and unsubordinated indebtedness of the Company. See "Description of the Debt Securities."

                                ---------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION
OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
     PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                ---------------

      This Prospectus may not be used to consummate sales of Securities unless accompanied by a Prospectus Supplement.

                                ---------------

                The date of this Prospectus is August 27, 1998.

                             AVAILABLE INFORMATION

      The Company is subject to the informational requirements of the Securities Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files, reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at Room 1024 of the offices of the Commission, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and is available for inspection and copying at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048, and Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained from the principal offices of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a world wide web site at http://www.sec.gov that contains reports, proxy and other information regarding registrants that file electronically with the Commission. Reports, proxy materials and other information concerning the Company may also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

      The Company has filed with the Commission a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus and any accompanying Prospectus Supplement do not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement, which may be examined without charge at the public reference facilities maintained by the Commission at the Public Reference Room of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies thereof may be obtained from the Commission upon payment of the prescribed fees.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The Company's (i) Annual Report on Form 10-K for the fiscal year ended December 31, 1997, (ii) proxy statement dated March 30, 1998, (iii) Quarterly Report on Form 10-Q for the quarter ended March 31, 1998, (iv) Quarterly Report on Form 10-Q for the quarter ended June 30, 1998, (v) Amendment to Annual Report on Form 10-K for the year ended December 31, 1997, (vi) Amendment No. 2 to Annual Report on Form 10-K for the year ended December 31, 1997, (vii) Amendment to Quarterly Report on Form 10-Q for the quarter ended March 31, 1998, (viii) Amendment to Quarterly Report on Form 10-Q for the quarter ended June 30, 1998, (ix) Current Report on Form 8-K dated April 23, 1998, (x) Current Report on Form 8-K dated April 30, 1998, (xi) Current Report on Form 8-K dated June 17, 1998, (xii) Current Report on Form 8-K dated June 3, 1998,
(xiii) Amendment to Current Report on Form 8-K dated June 17, 1998, and (xiv) the description of the Common Stock contained in the Company's Registration Statement on Form 10, dated May 7, 1985 (File No. 1-8895), including amendments dated May 20, 1985, May 23, 1985 and July 17, 1990, in each case as filed with the Commission pursuant to the Exchange Act, are hereby incorporated by reference into this Prospectus and shall be deemed to be a part hereof.

      All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of the Offering of the Securities offered hereby shall be deemed to be incorporated by reference into this Prospectus and to be part hereof from the date of filing such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document, as the case may be, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

      Copies of all documents which are incorporated herein by reference (not including the exhibits to such information, unless such exhibits are specifically incorporated by reference in such information) will be provided without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request. Copies of this Prospectus, as amended or supplemented from time to time, and any other documents (or parts of documents) that constitute part of this Prospectus under
Section 10(a) of the Securities Act will also be provided without charge to each such person, upon written or oral request. Requests for such copies should be directed to James G. Reynolds, Executive Vice President and Chief Financial Officer, Health Care Property Investors, Inc., 4675 MacArthur Court, 9th Floor, Newport Beach, California 92660, (949) 221-0600.

Cautionary Language Regarding Forward Looking Statements

      Statements in this Prospectus that are not historical factual statements are "forward looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. The Company intends such forward looking statements to be covered by the safe harbor provisions for forward looking statements contained in the Private Securities Litigation Reform Act of 1995 and is including this statement for purposes of complying with these safe harbor provisions. The statements include, among other things, statements regarding the intent, belief or expectations of the Company and its officers and can be identified by the use of terminology such as "may," "will," "expect," "believe," "intend," "plan," "estimate," "should" and other comparable terms or the negative thereof. In addition, the Company, through its senior management, from time to time makes forward looking oral and written public statements concerning the Company's expected future operations and other developments. Stockholders and other investors are cautioned that, while forward looking statements reflect the Company's good faith beliefs and best judgment based upon current information, they are not guarantees of future performance and are subject to known and unknown risks and uncertainties. Actual results may differ materially from the expectations contained in the forward looking statements as a result of various factors. Such factors include
(i) legislative, regulatory, or other changes in the health care industry at the local, state or federal level which increase the costs of or otherwise affect the operations of the Company's Lessees (as defined below); (ii) changes in the reimbursement available to the Company's Lessees and mortgagors by governmental or private payors, including changes in Medicare and Medicaid payment levels and the availability and cost of third party insurance coverage;
(iii) competition for Lessees and mortgagors, including with respect to new leases and mortgages and the renewal or roll-over of existing leases; (iv) competition for the acquisition and financing of health care facilities; (v) the ability of the Company's Lessees and mortgagors to operate the Company's properties in a manner sufficient to maintain or increase revenues and to generate sufficient income to make rent and loan payments; and, (vi) changes in national or regional economic conditions, including changes in interest rates and the availability and cost of capital to the Company.

                                  THE COMPANY

      Health Care Property Investors, Inc. (the "Company"), a Maryland corporation, was organized in March 1985 to qualify as a real estate investment trust (a "REIT"). The Company invests in health care related real estate located throughout the United States, including long-term care facilities, congregate care and assisted living facilities, acute care and rehabilitation hospitals, medical office buildings, physician group practice clinics and psychiatric facilities.

      References herein to the Company include Health Care Property Investors, Inc. and its wholly-owned subsidiaries, unless the context otherwise requires. The Company's principal offices are located at 4675 MacArthur Court, 9th Floor, Newport Beach, California 92660, and its telephone number is (949) 221-0600.

                      RATIO OF EARNINGS TO FIXED CHARGES

      Set forth below is the ratio of earnings to fixed charges for the Company for the periods indicated:

                                                                    Six Months
                                           Year Ended December 31,    Ended
                                           ------------------------  June 30,
                                           1993 1994 1995 1996 1997    1998
                                           ---- ---- ---- ---- ---- ----------
Ratio of Earnings to Fixed Charges(1)..... 3.06 3.35 3.67 3.16 3.03    2.99
Ratio of Earnings to Combined Fixed
 Charges and Preferred Stock
 Dividends(2)............................. 3.06 3.35 3.67 3.16 2.92    2.64

--------
(1) In computing the ratios of earnings to fixed charges: (a) earnings have been based on consolidated income from operations before fixed charges (exclusive of capitalized interest) and (b) fixed charges consist of interest on debt including amounts capitalized and the pro rata share of the partnerships' fixed charges.
(2) In computing the ratios of earnings to combined fixed charges and preferred stock dividends, preferred stock dividends consist of dividends on the Company's 7 7/8% Series A Cumulative Redeemable Preferred Stock which was issued on September 26, 1997.

                                USE OF PROCEEDS

      Unless otherwise specified in the Prospectus Supplement which accompanies this Prospectus, the net proceeds from the sale of the Securities offered from time to time hereby will be used for general corporate purposes, including the repayment of outstanding indebtedness, the acquisition of health care related properties and the construction thereof.

                       DESCRIPTION OF THE DEBT SECURITIES

      The Debt Securities are to be issued under an existing indenture (the "Indenture") dated as of September 1, 1993 between the Company and The Bank of New York, as Trustee (the "Trustee"), which has been filed with the Commission and incorporated by reference in the Registration Statement of which this Prospectus is a part. The following summaries of certain provisions of the Indenture and the Debt Securities do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Indenture to which reference is hereby made for a full description of such provisions, including the definitions therein of certain terms and for other information regarding the Debt Securities. Whenever particular sections or defined terms of the Indenture are referred to, it is intended that such sections or defined terms shall be incorporated herein by reference. Copies of the Indenture are available for inspection during normal business hours at the principal executive offices of the Company, 4675 MacArthur Court, 9th Floor, Newport Beach, California 92660.

      The following sets forth certain general terms and provisions of the Debt Securities offered by this Prospectus and the accompanying Prospectus Supplement (the "Offered Debt Securities"). Further terms of the Offered Debt Securities are set forth in the applicable Prospectus Supplement and/or an applicable Pricing Supplement.

General

      The Indenture does not limit the aggregate principal amount of Debt Securities which may be issued thereunder and provides that the Debt Securities may be issued from time to time in one or more series. All securities issued under the Indenture will rank equally and ratably with all other securities issued under the Indenture.

      The Debt Securities will be unsecured and will rank on a parity with all other unsecured and unsubordinated indebtedness of the Company. The Debt Securities are not, by their terms, subordinate in right of payment to any other indebtedness of the Company.

      The Prospectus Supplement and any related Pricing Supplement will describe certain terms of the Offered Debt Securities, including (a) the title of the Offered Debt Securities; (b) any limit on the aggregate principal amount of the Offered Debt Securities and their purchase price; (c) the date or dates on which the Offered Debt Securities will mature; (d) the rate or rates per annum (or manner in which interest is to be determined) at which the Offered Debt Securities will bear interest, if any, and the date from which such interest, if any, will accrue; (e) the dates on which such interest, if any, on the Offered Debt Securities will be payable and the Regular Record Dates for such Interest Payment Dates; (f) any mandatory or optional sinking fund or analogous provisions; (g) additional provisions, if any, for the defeasance of the Offered Debt Securities; (h) the date, if any, after which and the price or prices at which the Offered Debt Securities may, pursuant to any optional or mandatory redemption or repayment provisions, be redeemed and the other detailed terms and provisions of any such optional or mandatory redemption or repayment provisions; (i) whether the Offered Debt Securities are to be issued in whole or in part in registered form represented by one or more registered global securities (a "Registered Global Security") and, if so, the identity of the depositary for such Registered Global Security or Securities; (j) any applicable material United States federal income tax consequences; and (k) any other specific terms of the Offered Debt Securities, including any additional events of default or covenants provided for with respect to such Debt Securities, and any terms that may be required by or advisable under applicable laws or regulations.

      Principal of, premium, if any, and interest, if any, on the Debt Securities will be payable at such place or places as are designated by the Company and set forth in the applicable Prospectus Supplement. Interest, if any, on the Debt Securities will be paid, unless otherwise provided in the applicable Prospectus Supplement, by check mailed to the person in whose name the Debt Securities are registered at the close of business on the record dates designated in the applicable Prospectus Supplement at the address of the related holder appearing on the register of Debt Securities. The Trustee will maintain at an office in the Borough of Manhattan, The City of New York, a register for the registration of transfers of Debt Securities, subject to any restrictions set forth in the applicable Prospectus Supplement relating to the Debt Securities.

      Unless otherwise provided in the applicable Prospectus Supplement or Pricing Supplement, the Debt Securities will be issued only in fully registered form without coupons, and in denominations of $1,000 or any larger amount that is an integral multiple of $1,000. Debt Securities may be presented for exchange and transfer in the manner, at the places and subject to the restrictions set forth in the Indenture, the Debt Securities and the Prospectus Supplement. Such services will be provided without charge, other than any tax or other governmental charge payable in connection therewith, but subject to the limitations provided in the Indenture.

      Debt Securities will bear interest at a fixed rate or a floating rate. The Debt Securities may be issued at a price less than their stated redemption price at maturity, resulting in such Debt Securities being treated as issued with original issue discount for federal income tax purposes ("Original Issue Discount Debt Securities"). Such Original Issue Discount Debt Securities may currently pay no interest or interest at a rate which at the time of issuance is below market rates. Special federal income tax and other considerations applicable to any such discounted Notes will be described in the Prospectus Supplement or Pricing Supplement relating thereto.

      The Indenture provides that all Debt Securities of any one series need not be issued at the same time and that the Company may, from time to time, issue additional Debt Securities of a previously issued series. In addition, the Indenture provides that the Company may issue Debt Securities with terms different from those of any other series of Debt Securities and, within a series of Debt Securities, certain terms (such as interest rate or manner in which interest is calculated and maturity date) may differ.

Conversion Rights

      The terms, if any, on which Debt Securities of a series may be exchanged for or converted into shares of Common Stock, Preferred Stock or Debt Securities of another series will be set forth in the Prospectus Supplement relating thereto. To protect the Company's status as a REIT, a holder may not convert any Debt Security, and such Debt Security shall not be convertible by any holder, if as a result of such conversion any person would then be deemed to beneficially own, directly or indirectly, 9.9% or more of the Company's Common Stock.

Global Debt Securities

      The registered Debt Securities of a series may be issued in the form of one or more fully registered global Securities (a "Registered Global Security") that will be deposited with a depositary (a "Depositary") or with a nominee for a Depositary identified in the Prospectus Supplement relating to such series and registered in the name of the Depositary or a nominee thereof. In such case, one or more Registered Global Securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding registered Debt Securities of the series to be represented by such Registered Global Security or Securities. Unless and until it is exchanged in whole for Debt Securities in definitive registered form, a Registered Global Security may not be transferred except as a whole by the Depositary for such Registered Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor.

      The specific terms of the depositary arrangement with respect to any portion of a series of Debt Securities to be represented by a Registered Global Security will be described in the Prospectus Supplement relating to such series. The Company anticipates that the following provisions will apply to all depositary arrangements.

      Ownership of beneficial interests in a Registered Global Security will be limited to persons that have accounts with the Depositary for such Registered Global Security ("participants") or persons that may hold interests through participants. Upon the issuance of a Registered Global Security, the Depositary for such Registered Global Security will credit, on its book-entry registration and transfer system, the participants' accounts with the respective principal amounts of the Debt Securities represented by such Registered Global Security beneficially owned by such participants. The accounts to be credited shall be designated by any dealers, underwriters or agents participating in the distribution of such Debt Securities. Ownership of beneficial interests in such Registered Global Security will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by the Depositary for such Registered Global Security (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, transfer or pledge beneficial interests in Registered Global Securities.

      So long as the Depositary for a Registered Global Security, or its nominee, is the registered owner of such Registered Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Registered Global Security for all purposes under the Indenture. Except as set forth below, owners of beneficial interests in a Registered Global Security will not be entitled to have the Debt Securities represented by such Registered Global Security registered in their names, will not receive or be entitled to receive physical delivery of such Debt Securities in definitive form and will not be considered the owners or holders thereof under the Indenture. Accordingly, each person owning a beneficial interest in a Registered Global Security must rely on the procedures of the Depositary for such Registered Global Security and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the Indenture. The Company understands that under existing industry practices, if the Company requests any action of holders or if an owner of a beneficial interest in a Registered Global Security desires to give or take any action which a holder is entitled to give or take under the Indenture, the Depositary for such Registered Global Security would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners holding through them.

      Principal, premium, if any, and interest payments of Debt Securities represented by a Registered Global Security registered in the name of a Depositary or its nominee will be made to such Depositary or its nominee, as the case may be, as the registered owner of such Registered Global Security. None of the Company, the Trustee or any other agent of the Company or agent of the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in such Registered Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

      The Company expects that the Depositary for any Debt Securities represented by a Registered Global Security, upon receipt of any payment of principal, premium or interest in respect of such Registered Global Security, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in such Registered Global Security as shown on the records of such Depositary. The Company also expects that payments by participants to owners of beneficial interests in such Registered Global Security held through such participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in "street name," and will be responsibility of such participants.

      If the Depositary for any Debt Securities represented by a Registered Global Security is at any time unwilling or unable to continue as Depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor Depositary registered as a clearing agency under the Exchange Act is not appointed by the Company within 90 days, the Company will issue such Debt Securities in definitive form in exchange for such

Registered Global Security. In addition, the Company may at any time and in its sole discretion determine not to have any of the Debt Securities of a series represented by one or more Registered Global Securities and, in such event, will issue Debt Securities of such series in definitive form in exchange for the Registered Global Security or Securities representing such Debt Securities. Any Debt Securities issued in definitive form in exchange for a Registered Global Security will be registered in such name or names as the Depositary shall instruct the Trustee. It is expected that such instructions will be based upon directions received by the Depositary from participants with respect to ownership of beneficial interests in such Registered Global Security.

Certain Covenants of the Company

Limitation on Borrowing Money

      The Company covenants in the Indenture that it will not create, assume, incur, or otherwise become liable in respect of, any

          (a) Senior Debt (as defined below) unless the aggregate principal amount of Senior Debt outstanding of the Company will not, at the time of such creation, assumption or incurrence and after giving effect thereto and to any concurrent transactions, exceed the greater of (i) 300% of Capital Base (as defined below), or (ii) 500% of Tangible Net Worth (as defined below); and

          (b) Non-Recourse Debt (as defined below) unless the aggregate principal amount of Senior Debt and Non-Recourse Debt outstanding of the Company will not, at the time of such creation, assumption or incurrence and after giving effect thereto and to any concurrent transactions, exceed 500% of Capital Base.

      For the purpose of this limitation as to borrowing money, "Senior Debt" shall mean all Debt other than Non-Recourse Debt and Subordinated Debt; "Debt," with respect to any Person, shall mean (i) its indebtedness, secured or unsecured, for borrowed money; (ii) Liabilities secured by any existing lien on property owned by such Person; (iii) Capital Lease Obligations, and the present value of all payments due under any arrangement for retention of title (discounted at the implicit rate if known and at 9% otherwise) if such arrangement is in substance an installment purchase or an arrangement for the retention of title for security purposes; and (iv) guarantees of obligations of the character specified in the foregoing clauses (i), (ii) and (iii), to the full extent of the liability of the guarantor (discounted to present value, as provided in the foregoing clause (iii), in the case of guarantees of title retention arrangements); "Capital Lease" shall mean at any time any lease of Property which, in accordance with generally accepted accounting principles, would at such time be required to be capitalized on a balance sheet of the lessee; "Capital Lease Obligation" shall mean at any time the amount of the liability in respect of a Capital Lease which, in accordance with generally accepted accounting principles, would at such time be so required to be capitalized on a balance sheet of the lessee; "Property" shall mean any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible; "Person" shall mean an individual, partnership, joint venture, joint-stock company, association, corporation, trust or unincorporated organization, or a government or agency or political subdivision thereof; "Non-Recourse Debt" with respect to any Person, shall mean any Debt secured by, and only by, property on or with respect to which such Debt is incurred where the rights and remedies of the holder of such Debt in the event of default do not extend to assets other than the property constituting security therefor; "Subordinated Debt" shall mean any unsecured Debt of the Company which is issued or assumed pursuant to, or evidenced by, an indenture or other instrument which contains provisions for the subordination of such other Debt (to which appropriate reference shall be made in the instruments evidencing such other Debt if not contained therein) to the Debt Securities (and, at the option of the Company, if so provided, to other Debt of the Company, either generally or as specifically designated); "Capital Base" shall mean, at any date, the sum of Tangible Net Worth and Subordinated Debt; "Tangible Net Worth" shall mean, at any date, the net book value (after deducting related depreciation, obsolescence, amortization, valuation, and other proper reserves) of the Tangible Assets of the Company at such date, minus the amount of its Liabilities at such date; "Tangible Assets" shall mean all assets of the Company (including assets held subject to Capital Leases and other arrangements pursuant to which title to the Property has been retained by or vested in some other Person for security purposes) except: (i) deferred assets other than prepaid insurance, prepaid taxes and deposits; (ii) patents, copyrights, trademarks, trade names, franchises, goodwill, experimental expense and other similar intangibles; and
(iii) unamortized debt discount and expense; and "Liabilities" shall mean any date the items shown as liabilities on the balance sheet of the Company, except any items of deferred income, including capital gains.

   Consolidation, Merger and Sale of Assets

      The Company shall not consolidate or merge with or into, or transfer or lease its assets substantially as an entirety to any person unless the Company shall be the continuing corporation, or the successor corporation or person to which such assets are transferred or leased shall be organized under the laws of the United States or any state thereof or the District of Columbia and shall expressly assume the Company's obligations on the Debt Securities and under such Indenture, and after giving effect to such transaction no Event of Default shall have occurred and be continuing, and certain other conditions are met.

   Additional Covenants

      Any additional covenants of the Company with respect to a series of the Debt Securities will be set forth in the Prospectus Supplement and/or Pricing Supplement relating thereto.

Events of Default

      The following will be Events of Default under the Indenture with respect to the Debt Securities of any series: (a) failure to pay principal of or any premium on any Debt Security of such series when due; (b) failure to pay any interest on any Debt Security of such series when due, continued for 30 days;
(c) failure to deposit any sinking fund payment when due in respect of any Debt Security of such series; (d) failure to perform any other covenant or warranty of the Company in the Indenture (other than a covenant or warranty included in the Indenture solely for the benefit of one or more series of Debt Securities other than that series), continued for 60 days after written notice by the Trustee to the Company or by the holders of at least 25% in aggregate principal amount of the Outstanding Debt Securities of such series to the Company and the Trustee as provided in the Indenture; (e) certain events in bankruptcy, insolvency, conservatorship, receivership or reorganization of the Company; (f) an acceleration of any other indebtedness of the Company, in an aggregate principal amount exceeding $20,000,000, not rescinded or annulled within 10 days after written notice is given as provided in the Indenture; and (g) the occurrence of any other Event of Default provided with respect to the Debt Securities of that series.

      If an Event of Default with respect to the Outstanding Debt Securities of any series occurs and is continuing, either the Trustee or the holders of at least 25% in aggregate principal amount of the Outstanding Debt Securities of that series may declare the principal amount of all the Outstanding Debt Securities of that series to be due and payable immediately. At any time after the declaration of acceleration with respect to the Debt Securities of any series has been made, but before a judgment or decree based on acceleration has been obtained, the holders of a majority in aggregate principal amount of the Outstanding Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration.

      The Indenture provides that the Trustee shall, within 90 days after the occurrence of a default with respect to a series of Debt Securities, give to the holders of the Outstanding Debt Securities of such series notice of all uncured defaults known to it. Except in the case of default in the payment of principal, premium, if any, or interest, if any, on any Debt Securities of a series, the Trustee shall be protected in withholding such notice if the Trustee in good faith determines that the withholding of such notice is in the interest of the holders of Outstanding Debt Securities of such series.

      The Indenture provides that, subject to the duty of the Trustee during the continuance of an Event of Default to act with the required standard of care, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders, unless such holders shall have offered to the Trustee reasonable indemnity. Subject to such provisions for the indemnification of the Trustee and subject to certain other limitations, the holders of a majority in aggregate principal amount of the Outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceedings for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Debt Securities of that series.

      The Company is required to furnish to the Trustee annually a statement as to the performance by the Company of certain of its obligations under the Indenture and as to any default in such performance.

Modification, Waiver and Amendment

      The Indenture provides that modifications and amendments may be made by the Company and the Trustee to the Indenture with the consent of the holders of not less than 66 2/3% in aggregate principal amount of the Outstanding Debt Securities of each series affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the holder of each Outstanding Debt Security affected thereby, (a) change the Stated Maturity of the principal of, or any installment of principal of, premium, if any, or interest, if any, on any Debt Security; (b) reduce the principal amount of, premium, if any, or interest, if any, on any Debt Security; (c) reduce the amount of principal of an Original Issue Discount Debt Security payable upon acceleration of the Stated Maturity thereof; (d) change the place or currency of payment of the principal of, premium, if any, or interest, if any, on any Debt Security; (e) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security; or
(f) reduce the percentage in aggregate principal amount of the Outstanding Debt Securities of any series, the consent of whose holders is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults.

      The holders of a majority in aggregate principal amount of the Outstanding Debt Securities of each series will be able, on behalf of all holders of the Debt Securities of that series, to waive compliance by the Company with certain restrictive provisions of the Indenture, or any past default under the Indenture with respect to the Debt Securities of that series, except a default in the payment of principal, premium, if any, or interest, if any, or in respect of a provision of the Indenture which cannot be amended or modified without the consent of the holder of each Outstanding Debt Security of the series affected.

Satisfaction and Discharge of Indenture

      The Indenture, with respect to any and all series of Debt Securities (except for certain specified surviving obligations including, among other things, the Company's obligation to pay the principal of, premium, if any, or interest, if any, on any Debt Securities), will be discharged and cancelled upon the satisfaction of certain conditions, including the payment in full of the principal of, premium, if any, and interest, if any, on all of the Debt Securities of such series or the deposit with the Trustee of an amount of cash sufficient for such payment or redemption, in accordance with the Indenture.

Defeasance

      The Company will be able to terminate certain of its obligations under the Indenture with respect to the Debt Securities of any series on the terms and subject to the conditions contained in the Indenture, by depositing in trust with the Trustee cash or U.S. government obligations (or combination thereof) sufficient to pay the principal of, premium, if any, and interest, if any, on the Debt Securities of such series to their maturity or redemption date in accordance with the terms of the Indenture and such Debt Securities.

Governing Law and Consent to Jurisdiction

      The Debt Securities and the Indenture will be governed by and construed in accordance with the laws of the State of California.

Concerning the Trustee

      The Indenture contains certain limitations on the right of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions with the Company; provided, however, that if the Trustee acquires any conflicting interest it must eliminate such conflict or resign or otherwise comply with the Trust Indenture Act of 1939, as amended.

      The Indenture provides that, in case an Event of Default should occur and be continuing, the Trustee will be required to use the degree of care and skill of a prudent person in the conduct of his or her own affairs in the exercise of its powers.
                         DESCRIPTION OF PREFERRED STOCK

      The following description of the terms of the Preferred Stock sets forth certain general terms and provisions of the Preferred Stock to which any Prospectus Supplement may relate. Certain other terms of any series of the Preferred Stock offered by any Prospectus Supplement will be described in such Prospectus Supplement. The description of certain provisions of the Preferred Stock set forth below and in any Prospectus Supplement does not purport to be complete and is subject to and qualified in its entirety by reference to the Articles of Restatement of the Company (the "Charter Documents"), and the Board of Directors' resolution or articles supplementary (the "Articles Supplementary") relating to each series of the Preferred Stock which will be filed with the Commission and incorporated by reference to the Registration Statement of which this Prospectus is a part at or prior to the time of the issuance of such series of Preferred Stock.

General

      The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock, $1.00 par value per share, and 50,000,000 shares of Preferred Stock, $1.00 par value per share. See "Description of Common Stock."

      Under the Charter Documents, the Board of Directors of the Company is authorized without further stockholder action to establish and issue, from time to time, up to 50,000,000 shares of preferred stock of the Company, in one or more series, with such designations, preferences, powers and relative participating, optional or other special rights, and the qualifications, limitations or restrictions thereon, including, but not limited to, dividend rights, dividend rate or rates, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences as shall be stated in the resolution providing for the issue of a series of such stock, adopted, at any time or from time to time, by the Board of Directors of the Company.

      The Preferred Stock shall have the dividend, liquidation, redemption and voting rights set forth below unless otherwise provided in a Prospectus Supplement relating to a particular series of the Preferred Stock. Reference is made to the Prospectus Supplement relating to the particular series of the Preferred Stock offered thereby for specific terms, including: (i) the designation and stated value per share of such Preferred Stock and the number of shares offered; (ii) the amount of liquidation preference per share; (iii) the initial public offering price at which such Preferred Stock will be issued;
(iv) the dividend rate (or method of calculation), the dates on which dividends shall be payable and the dates from which dividends shall commence to cumulate, if any; (v) any redemption or sinking fund provisions; (vi) any conversion rights; and (vii) any additional voting, dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions.

      The Preferred Stock will, when issued, be fully paid and nonassessable and will have no preemptive rights. Unless otherwise stated in a Prospectus Supplement relating to a particular series of the Preferred Stock, each series of the Preferred Stock will rank on a parity as to dividends and distributions of assets with each other series of the Preferred Stock. The rights of the holders of each series of the Preferred Stock will be subordinate to those of the Company's general creditors.

Certain Provisions of the Charter Documents

      See "Description of Common Stock--Redemption and Business Combination Provisions" for a description of certain provisions of the Charter Documents, including provisions relating to redemption rights and provisions which may have certain anti-takeover effects.

Dividend Rights

      Holders of shares of the Preferred Stock of each series will be entitled to receive, when, as and if declared by the Board of Directors of the Company, out of funds of the Company legally available therefor, cash dividends on such dates and at such rates as will be set forth in, or as are determined by the method described in, the Prospectus Supplement relating to such series of the Preferred Stock. Such rate may be fixed or variable or both. Each such dividend will be payable to the holders of record as they appear on the stock books of the Company on such record dates, fixed by the Board of Directors of the Company, as specified in the Prospectus Supplement relating to such series of Preferred Stock.

      Such dividends may be cumulative or noncumulative, as provided in the Prospectus Supplement relating to such series of Preferred Stock. If the Board of Directors of the Company fails to declare a dividend payable on a dividend payment date on any series of Preferred Stock for which dividends are noncumulative, then the holders of such series of Preferred Stock will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and the Company shall have no obligation to pay the dividend accrued for such period, whether or not dividends on such series are declared payable on any future dividend payment dates. Dividends on the shares of each series of Preferred Stock for which dividends are cumulative will accrue from the date on which the Company initially issues shares of such series.

      So long as the shares of any series of the Preferred Stock shall be outstanding, unless (i) full dividends (including if such Preferred Stock is cumulative, dividends for prior dividend periods) shall have been paid or declared and set apart for payment on all outstanding shares of the Preferred Stock of such series and all other series of preferred stock of the Company (other than Junior Stock, as defined below) and (ii) the Company is not in default or in arrears with respect to the mandatory or optional redemption or mandatory repurchase or other mandatory retirement of, or with respect to any sinking or other analogous fund for, any shares of Preferred Stock of such series or any shares of any other preferred stock of the Company of any series (other than Junior Stock), the Company may not declare any dividends on any shares of Common Stock of the Company or any other stock of the Company ranking as to dividends or distributions of assets junior to such series of Preferred Stock (the Common Stock and any such other stock being herein referred to as "Junior Stock"), or make any payment on account of, or set apart money for, the purchase, redemption or other retirement of, or for a sinking or other analogous fund for, any shares of Junior Stock or make any distribution in respect thereof, whether in cash or property or in obligations or stock of the Company, other than Junior Stock which is neither convertible into, nor exchangeable or exercisable for, any securities of the Company other than Junior Stock.

Liquidation Preference

      In the event of any liquidation, dissolution or winding up of the Company, voluntary or involuntary, the holders of each series of the Preferred Stock will be entitled to receive out of the assets of the Company available for distribution to stockholders, before any distribution of assets or payment is made to the holders of

Common Stock or any other shares of stock of the Company ranking junior as to such distribution or payment to such series of Preferred Stock, the amount set forth in the Prospectus Supplement relating to such series of the Preferred Stock. If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the amounts payable with respect to the Preferred Stock of any series and any other shares of preferred stock of the Company (including any other series of the Preferred Stock) ranking as to any such distribution on a parity with such series of the Preferred Stock are not paid in full, the holders of the Preferred Stock of such series and of such other shares of preferred stock of the Company will share ratably in any such distribution of assets of the Company in proportion to the full respective preferential amounts to which they are entitled. After payment to the holders of the Preferred Stock of each series of the full preferential amounts of the liquidating distribution to which they are entitled, the holders of each such series of the Preferred Stock will be entitled to no further participation in any distribution of assets by the Company.

      If such payment shall have been made in full to all holders of shares of Preferred Stock, the remaining assets of the Company shall be distributed among the holders of any other classes of stock ranking junior to the Preferred Stock upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, the consolidation or merger of the Company with or into any other corporation, or the sale, lease or conveyance of all or substantially all of the property or business of the Company, shall not be deemed to constitute a liquidation, dissolution or winding up of the Company.

Redemption

      A series of the Preferred Stock may be redeemable, in whole or from time to time in part, at the option of the Company, and may be subject to mandatory redemption pursuant to a sinking fund or otherwise, in each case upon terms, at the times and at the redemption prices set forth in the Prospectus Supplement relating to such series. Shares of the Preferred Stock redeemed by the Company will be restored to the status of authorized but unissued shares of preferred stock of the Company.

      In the event that fewer than all of the outstanding shares of a series of the Preferred Stock are to be redeemed, whether by mandatory or optional redemption, the number of shares to be redeemed will be determined by lot or pro rata (subject to rounding to avoid fractional shares) as may be determined by the Company or by any other method as may be determined by the Company in its sole discretion to be equitable. From and after the redemption date (unless default shall be made by the Company in providing for the payment of the redemption price plus accumulated and unpaid dividends, if any), dividends shall cease to accumulate on the shares of the Preferred Stock called for redemption and all rights of the holders thereof (except the right to receive the redemption price plus accumulated and unpaid dividends, if any) shall cease.

      So long as any dividends on shares of any series of the Preferred Stock or any other series of preferred stock of the Company ranking on a parity as to dividends and distributions of assets with such series of the Preferred Stock are in arrears, no shares of any such series of the Preferred Stock or such other series of preferred stock of the Company will be redeemed (whether by mandatory or optional redemption) unless all such shares are simultaneously redeemed, and the Company will not purchase or otherwise acquire any such shares; provided, however, that the foregoing will not prevent the purchase or acquisition of such shares of Preferred Stock of such series or of shares of such other series of preferred stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Preferred Stock of such series, and, unless the full cumulative dividends on all outstanding shares of any cumulative Preferred Stock of such series and any other stock of the Company ranking on a parity with such series as to dividends and upon liquidation shall have been paid or contemporaneously are declared and paid for all past dividend periods, the Company shall not purchase or otherwise acquire directly or indirectly any shares of Preferred Stock of such series (except by conversion into or exchange for stock of the Company) ranking junior to the Preferred Stock of such series as to dividends and upon liquidation.

      Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of shares of Preferred Stock to be redeemed at the address shown on the stock transfer books of the Company. After the redemption date, dividends will cease to accrue on the shares of Preferred Stock called for redemption and all rights of the holders of such shares will terminate, except the right to receive the redemption price without interest.

Conversion Rights

      The terms, if any, on which shares of Preferred Stock of any series may be exchanged for or converted (mandatorily or otherwise) into shares of Common Stock or another series of Preferred Stock will be set forth in the Prospectus Supplement relating thereto. See "Description of Common Stock."

Voting Rights

      Except as indicated below or in a Prospectus Supplement relating to a particular series of the Preferred Stock, or except as required by applicable law, the holders of the Preferred Stock will not be entitled to vote for any purpose.

      So long as any shares of Preferred Stock remain outstanding, the Company shall not, without the consent or the affirmative vote of the holders of a majority of the shares of each series of Preferred Stock outstanding at the time given in person or by proxy, either in writing or at a meeting (such series voting separately as a class) (i) authorize, create or issue, or increase the authorized or issued amount of, any series of stock ranking prior to such series of Preferred Stock with respect to payment of dividends, or the distribution of assets on liquidation, dissolution or winding up or reclassifying any authorized stock of the Company into any such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares and (ii) to repeal, amend or otherwise change any of the provisions applicable to the Preferred Stock of such series in any manner which materially and adversely affects the powers, preferences, voting power or other rights or privileges of such series of the Preferred Stock or the holders thereof; provided, however, that any increase in the amount of the authorized preferred stock or the creation or issuance of other series of preferred stock, or any increase in the amount of authorized shares of such series or of any other series of Preferred Stock, in each case ranking on a parity with or junior to the Preferred Stock of such series, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

      The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of the Preferred Stock shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

Restrictions on Ownership

      For the Company to qualify as a real estate investment trust under the Internal Revenue Code of 1986, as amended (the "Code"), not more than 50% in value of its outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. To assist the Company in meeting this requirement, the Company may take certain actions to limit the beneficial ownership, directly or indirectly, by a single person of the Company's outstanding equity securities, including any Preferred Stock of the Company. The applicable Prospectus Supplement will specify any additional ownership limitation relating to a series of Preferred Stock.

Transfer Agent and Registrar

      The transfer agent, dividend and redemption price disbursement agent and registrar for shares of each series of the Preferred Stock will be set forth in the Prospectus Supplement relating thereto.

                          DESCRIPTION OF COMMON STOCK

      The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock, par value $1.00 per share, and 50,000,000 shares of Preferred Stock, par value $1.00 per share. The following description is qualified in all respects by reference to the Charter Documents of the Company, a copy of which was filed as an exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994, the Amended and Restated Bylaws of the Company, a copy of which was filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1995, and the Rights Agreement (the "Rights Agreement") between the Company and Bank of New York (successor to Chemical Trust Company of California), as Rights Agent.

Common Stock

      All shares of Common Stock participate equally in dividends payable to holders of Common Stock when and as declared by the Board of Directors and in net assets available for distribution to holders of Common Stock on liquidation, dissolution, or winding up of the Company, have one vote per share on all matters submitted to a vote of the stockholders and do not have cumulative voting rights in the election of directors. All issued and outstanding shares of Common Stock are, and the Common Stock offered hereby will be upon issuance, validly issued, fully paid and nonassessable. Holders of the Common Stock do not have preference, conversion, exchange or preemptive rights. The Common Stock is listed on the New York Stock Exchange (NYSE Symbol:
HCP).

Stockholder Rights Plan

      On July 5, 1990, the Board of Directors of the Company declared a dividend distribution of one right (each, a "Right") for each outstanding share of Common Stock of the Company to stockholders of record at the close of business on July 30, 1990. When exercisable, each Right entitles the registered holder to purchase from the Company one share of the Company's Common Stock at a price of $47.50 per share, subject to adjustment. Initially, the Rights will be attached to all outstanding shares of Common Stock, and no separate Rights Certificates will be distributed. The Board also authorized the issuance of one Right with respect to each share of Common Stock that shall become outstanding between July 30, 1990 and the earliest of the Distribution Date, the Redemption Date and the Final Expiration Date (all as defined in the Rights Agreement). Each share of Common Stock offered hereby will have upon issuance one Right attached.

      The Rights will become exercisable and will detach from the Common Stock upon the earlier of (i) the tenth day after the public announcement that any person or group has acquired beneficial ownership of 15% or more of the Company's Common Stock, or (ii) the tenth day after any person or group commences, or announces an intention to commence, a tender or exchange offer which, if consummated, would result in the beneficial ownership by a person or group of 30% or more of the Company's Common Stock (the earlier of (i) and (ii) being the "Distribution Date"). If such person or group acquires beneficial ownership of 15% or more of the Company's Common Stock (except pursuant to certain cash tender offers for all outstanding Common Stock approved by the Board of Directors) or if the Company is the surviving corporation in a merger and its Common Stock is not changed or exchanged, each Right will entitle the holder to purchase, at the Right's then current exercise price, that number of shares of the Company's Common Stock having a market value equal to twice the exercise price. Similarly, if after the Rights become exercisable, the Company merges or consolidates with, or sells 50% or more of its assets or earning power to, another person, each Right will then entitle the holder to purchase, at the Right's then current exercise price, that number of shares of the stock of the acquiring company which at the time of such transaction would have a market value equal to twice the exercise price.

      The Rights may be redeemed in whole, but not in part, at a price of $0.01 per Right by the Board of Directors at any time until ten days following the public announcement that a person or group has acquired beneficial ownership of 15% or more of the Company's outstanding Common Stock. The Board of Directors may, under certain circumstances, extend the period during which the Rights are redeemable or postpone the Distribution Date. The Rights will expire on July 30, 2000, unless earlier redeemed.

Transfer Restrictions, Redemption and Business Combination Provisions

      If the Board of Directors shall, at any time and in good faith, be of the opinion that direct or indirect ownership of more than 9.9% or more of the voting shares of capital stock has or may become concentrated in the hands of one beneficial owner, the Board of Directors shall have the power (i) by lot or other means deemed equitable by it to call for the purchase from any stockholder of the Company a number of voting shares sufficient, in the opinion of the Board of Directors, to maintain or bring the direct or indirect ownership of voting shares of capital stock of such beneficial owner to a level of no more than 9.9% of the outstanding voting shares of the Company's capital stock, and (ii) to refuse to transfer or issue voting shares of capital stock to any person whose acquisition of such voting shares would, in the opinion of the Board of Directors, result in the direct or indirect ownership by that person of more than 9.9% of the outstanding voting shares of capital stock of the Company. Further, any transfer of shares, options, warrants, or other securities convertible into voting shares that would create a beneficial owner of more than 9.9% of the outstanding voting shares shall be deemed void ab initio and the intended transferee shall be deemed never to have had an interest therein. The purchase price for any voting shares of capital stock so redeemed shall be equal to the fair market value of the shares reflected in the closing sales price for the shares, if then listed on a national securities exchange, or the average of the closing sales prices for the shares if then listed on more than one national securities exchange, or if the shares are not then listed on a national securities exchange, the latest bid quotation for the shares if then traded over-the-counter, on the last business day immediately preceding the day on which notices of such acquisitions are sent by the Company, or, if no such closing sales prices or quotations are available, then the purchase price shall be equal to the net asset value of such stock as determined by the Board of Directors in accordance with the provisions of applicable law. From and after the date fixed for purchase by the Board of Directors, the holder of any shares so called for purchase shall cease to be entitled to distributions, voting rights and other benefits with respect to such shares, except the right to payment of the purchase price for the shares.

      The Charter Documents require that, except in certain circumstances, Business Combinations (as defined below) between the Company and a beneficial holder of 10% or more of the Company's outstanding voting stock (a "Related Person") be approved by the affirmative vote of at least 90% of the outstanding voting shares of the Company.

      A Business Combination is defined in the Charter Documents as (a) any merger or consolidation of the Company with or into a Related Person, (b) any sale, lease, exchange, transfer or other disposition, including without limitation a mortgage or any other security device, of all or any "Substantial Part" (as defined below) of the assets of the Company (including without limitation any voting securities of a subsidiary) to a Related Person, (c) any merger or consolidation of a Related Person with or into the Company, (d) any sale, lease, exchange, transfer or other disposition of all or any Substantial Part of the assets of a Related Person to the Company, (e) the issuance of any securities (other than by way of pro rata distribution to all stockholders) of the Company to a Related Person, and (f) any agreement, contract or other arrangement providing for any of the transactions described in the definition of Business Combination. The term "Substantial Part" shall mean more than 10% of the book value of the total assets of the Company as of the end of its most recent fiscal year ending prior to the time the determination is being made.

      The foregoing provisions of the Charter Documents and certain other matters may not be amended without the affirmative vote of at least 90% of the outstanding voting shares of the Company.

      The Rights and the foregoing provisions may have the effect of discouraging unilateral tender offers or other takeover proposals which certain stockholders might deem to be in their interests or in which they might receive a substantial premium. The Board of Directors' authority to issue and establish the terms of currently authorized Preferred Stock, without stockholder approval, may also have the effect of discouraging takeover attempts. See "Description of Preferred Stock." The Rights and the foregoing provisions could also have the effect of insulating current management against the possibility of removal and could, by possibly reducing temporary fluctuations in market price caused by accumulations of shares of Common Stock, deprive stockholders of opportunities to sell at a temporarily higher market price. However, the Board of Directors believes that inclusion of the Business Combination provisions in the Charter Documents and the Rights may help assure fair treatment of stockholders and preserve the assets of the Company.

      The foregoing summary of certain provisions of the Rights and the Charter Documents does not purport to be complete or to give effect to provisions of statutory or common law. The foregoing summary is subject to, and qualified in its entirety by reference to, the provisions of applicable law and, the Charter Documents and the Rights Agreement, copies of which are incorporated by reference as exhibits to the Registration Statement of which this Prospectus is a part.

Transfer Agent and Registrar

      Bank of New York acts as transfer agent and registrar of the Common
Stock.

            CERTAIN FEDERAL INCOME TAX CONSIDERATIONS TO THE COMPANY

      The following summary of certain federal income tax considerations to the Company is based on current law, is for general information only, and is not tax advice. The tax treatment of a holder of any of the Securities will vary depending upon the terms of the specific Securities acquired by such holder, as well as his particular situation, and this discussion does not attempt to address any aspects of federal income taxation relating to holders of Securities. Certain federal income tax considerations relevant to holders of the Securities will be provided in the applicable Prospectus Supplement relating thereto.

      EACH INVESTOR IS ADVISED TO CONSULT THE APPLICABLE PROSPECTUS SUPPLEMENT, AS WELL AS HIS OWN TAX ADVISOR, REGARDING THE TAX CONSEQUENCES TO HIM OF THE ACQUISITION, OWNERSHIP AND SALE OF THE SECURITIES, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH ACQUISITION, OWNERSHIP AND SALE AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

Taxation of the Company as a REIT

      General. The Company has elected to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with its taxable year ended December 31, 1985. The Company believes that, commencing with its taxable year ended December 31, 1985, it has been organized and has operated in such a manner as to qualify for taxation as a REIT under the Code, and the Company intends to continue to operate in such a manner, but no assurance can be given that it has operated or will continue to operate in such a manner so as to qualify or remain qualified. Further, the anticipated income tax treatment described in this Prospectus may be changed, perhaps retroactively, by legislative, administrative or judicial action at any time. See "--Failure to Qualify."

      These sections of the Code and the corresponding Treasury Regulations, are highly technical and complex. The following sets forth the material aspects of the sections that govern the federal income tax treatment of a REIT. This summary is qualified in its entirety by the applicable Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof. Latham & Watkins has acted as tax counsel to the Company in connection with this Prospectus and the Company's election to be taxed as a REIT.

      Latham & Watkins rendered an opinion to the Company as of June 18, 1998 to the effect that, commencing with the Company's taxable year ended December 31, 1985, the Company was organized in conformity with the requirements for qualification as a REIT, and its proposed method of operation would enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code. It must be emphasized that this opinion was based on various assumptions and was conditioned upon certain representations made by the Company as to factual matters and that Latham & Watkins undertook no obligation to update this opinion subsequent to such date. In addition, this opinion was based upon the factual representations of the Company as set forth in this Prospectus. Moreover, such qualification and taxation as a REIT depends upon the Company's ability to meet (through actual annual operating results, distribution levels and diversity of stock ownership) the various qualification tests imposed under the Code discussed below, the results of which have not been and will not be reviewed by Latham & Watkins. Accordingly, no assurance can be given that the actual results of the Company's operation in any particular taxable year will satisfy such requirements. See "--Failure to Qualify."

      If the Company qualifies for taxation as a REIT, it generally will not be subject to federal corporate income taxes on its net income that is currently distributed to stockholders. This treatment substantially eliminates the "double taxation" (at the corporate and stockholder levels) that generally results from investment in a regular corporation. However, the Company will be subject to federal income tax as follows: First, the Company will be required to pay tax at regular corporate rates on any undistributed "REIT taxable income," including undistributed net capital gains. Second, under certain circumstances, the Company may be subject to the "alternative minimum tax" on its items of tax preference. Third, if the Company has (i) net income from the sale or other disposition of "foreclosure property" (defined generally as property acquired by the Company through foreclosure or otherwise after a default on a loan secured by the property or a lease of the property) which is held primarily for sale to customers in the ordinary course of business or (ii) other non-qualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, if the Company has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property), such income will be subject to a 100% tax. Fifth, if the Company should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on an amount equal to (a) the gross income attributable to the greater of the amount by which the Company fails the 75% or 95% test, multiplied by (b) a fraction intended to reflect the Company's profitability. Sixth, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, with respect to any asset (a "Built-In Gain Asset") acquired by the Company from a corporation which is or has been a C corporation (i.e., generally a corporation subject to full corporate-level tax) in a transaction in which the basis of the Built-In Gain Asset in the hands of the Company is determined by reference to the basis of the asset in the hands of the C corporation, if the Company recognizes gain on the disposition of such asset during the ten-year period (the "Recognition Period") beginning on the date on which such asset was acquired by the Company, then, to the extent of the Built-In Gain (i.e., the excess of (a) the fair market value of such asset over (b) the Company's adjusted basis in such asset, determined as of the beginning of the Recognition Period), such gain will be subject to tax at the highest regular corporate rate pursuant to Treasury Regulations that have not yet been promulgated. The results described above with respect to the recognition of Built-In Gain assume that the Company will make an election pursuant to Internal Revenue Service ("IRS") Notice 88-19 and that the availability or nature of such election is not modified as proposed in President Clinton's 1999 Federal Budget Proposal.

      Requirements for Qualification. The Code defines a REIT as a corporation, trust or association (1) which is managed by one or more trustees or directors,
(2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest, (3) which would be taxable as a domestic corporation, but for Sections 856 through 859 of the Code, (4) which is neither a financial institution nor an insurance company subject to certain provisions of the Code, (5) the beneficial ownership of which is held by 100 or more persons, (6) at any time during the last half of each taxable year, not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by five or fewer individuals (as defined in the Code to include certain entities) and (7) which meets certain other tests, described below, regarding the nature of its income and assets and the amount of its distributions. The Code provides that conditions (1) to (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (5) and (6) do not apply until after the first taxable year for which an election is made to be taxed as a REIT. For purposes of conditions (5) and (6), pension funds and certain other tax-exempt entities are treated as individuals, subject to a "look-through" exception in the case of condition (6).

      The Company believes that the conditions set forth in (1) through (4) above have been satisfied. The Company also believes that it has issued sufficient shares of common stock and preferred stock with sufficient diversity of ownership to allow it to satisfy conditions (5) and (6). In addition, the Company's Charter Documents provide for restrictions regarding transfer of the Company's capital stock, which restrictions are intended to assist the Company in continuing to satisfy the share ownership requirement described in (6) above. Such transfer restrictions are described in "Transfer Restrictions, Redemption and Business Combination Provisions." There can be no assurance, however, that such transfer restrictions will, in all cases, prevent a violation of the stock ownership provisions described in (6) above. The ownership and transfer restrictions pertaining to a particular class or series of capital stock will be described in the applicable Prospectus Supplement pertaining to such class or series. If the Company fails to satisfy such share ownership requirements, the Company's status as a REIT will terminate; provided, however, beginning January 1, 1998, if the Company complies with the rules contained in the applicable Treasury Regulations requiring the Company to attempt to ascertain the actual ownership of its shares, and the Company does not know, and would not have known through the exercise of reasonable diligence, whether it failed to meet the requirement set forth in condition (6) above, the Company will be treated as having met such requirement. See "-- Failure to Qualify." In addition, a corporation may not elect to become a REIT unless its taxable year is the calendar year. The Company has a calendar taxable year.

      The Company owns, directly or indirectly, interests in various partnerships and limited liability companies (collectively, the "Partnerships"). In the case of a REIT that is a partner in a partnership or member of a limited liability company which is taxable as a partnership for federal income tax purposes, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership or limited liability company (as the case may be) and will be deemed to be entitled to the income of the partnership or limited liability company (as the case may be) attributable to such share. In addition, the character of the assets and gross income of the partnership or limited liability company (as the case may be) will retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and the asset tests. Thus, the Company's proportionate share of the assets, liabilities and items of income of the partnerships and limited liability companies in which the Company is a partner or member will be treated as assets, liabilities and items of income of the Company for purposes of applying the requirements described herein.

      The Company owns and operates a number of properties through subsidiaries. Code Section 856(i) provides that a corporation which is a "qualified REIT subsidiary" shall not be treated as a separate corporation, and all assets, liabilities, and items of income, deduction and credit of a "qualified REIT subsidiary" shall be treated as assets, liabilities and such items (as the case may be) of the REIT. Thus, in applying the requirements described herein, the Company's "qualified REIT subsidiaries" will be ignored, and all assets, liabilities and items of income, deduction and credit of such subsidiaries will be treated as assets, liabilities and items of the Company. A qualified REIT subsidiary will not be subject to federal income tax and the Company's ownership of the voting stock of a qualified REIT subsidiary will not violate the restrictions against ownership of securities of any one issuer which constitutes more than 10% of such issuer's voting securities or more than 5% of the value of the Company's total assets.

      Income Tests. In order to maintain its qualification as a REIT, the Company annually must satisfy certain gross income requirements. First, at least 75% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments, dividends, interest and gain from the sale or disposition of stock or securities (or from any combination of the foregoing). Third, for each taxable year beginning on or prior to August 6, 1997, short-term gain from the sale or other disposition of stock or securities, gain from prohibited transactions and gain on the sale or other disposition of real property held for less than four years (apart from involuntary conversions and sales of foreclosure property) must represent less than 30% of the Company's gross income (including gross income from prohibited transactions) for each taxable year.

      Rents received by the Company will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, the Code provides that rents received from a tenant will not qualify as "rents from real property" in satisfying the gross income tests if the REIT, or an actual or constructive owner of 10% or more of the REIT, actually or constructively owns 10% or more of such tenant (a "Related Party Tenant"). Third, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Finally, for rents received to qualify as "rents from real property," the REIT generally must not operate or manage the property or furnish or render services to the tenants of such property (subject to a 1% de minimis exception applicable to the Company for its taxable years beginning in 1998), other than through an independent contractor from whom the REIT derives no revenue; provided, however, the REIT may directly perform certain services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant" of the property. The Company does not and will not (i) charge rent for any property that is based in whole or in part on the income or profits of any person (except by reason of being based on a percentage of receipts or sales, as described above), (ii) rent any property to a Related Party Tenant, (iii) derive rental income attributable to personal property (other than personal property leased in connection with the lease of real property, the amount of which is less than 15% of the total rent received under the lease), or (iv) perform services considered to be rendered to the occupant of the property, other than through an independent contractor from whom the Company derives no revenue. Notwithstanding the foregoing, the Company may have taken and may continue to take certain of the actions set forth in (i) through (iv) above to the extent such actions will not, based on the advice of tax counsel to the Company, jeopardize the Company's tax status as a REIT.

      The term "interest" generally does not include any amount received or accrued (directly or indirectly) if the determination of such amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "interest" solely by reason of being based on a fixed percentage or percentages of receipts or sales.

      The Company expects to recognize income from the performance of certain management and administrative services relating to the partnerships in which it owns interests. At least a portion of this income will not be qualifying income under the 95% and 75% gross income tests described above. The Company believes that the aggregate amount of this service income (and any other non-qualifying income) in any taxable year will not exceed the limits on non-qualifying income under the gross income tests described above.

      If the Company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the

Code. These relief provisions will generally be available if the Company's failure to meet such tests was due to reasonable cause and not due to willful neglect, the Company attaches a schedule of the sources of its income to its federal income tax return, and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances the Company would be entitled to the benefit of these relief provisions. For example, if the Company fails to satisfy the gross income tests because non-qualifying income that the Company intentionally incurs exceeds the limits on such income, the IRS could conclude that the Company's failure to satisfy the tests was not due to reasonable cause. If these relief provisions are inapplicable to a particular set of circumstances involving the Company, the Company would not qualify as a REIT. As discussed above in "--Taxation of the Company-General," even if these relief provisions apply, a 100% tax would be imposed on an amount equal to (a) the gross income attributable to the greater of the amount by which the Company failed the 75% or 95% test multiplied by (b) a fraction intended to reflect the Company's profitability. No similar mitigation provision provides relief if the Company failed the 30% gross income test in years prior to 1998. In such case, the Company would have ceased to qualify as a REIT.

      Any gain realized by the Company on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of business (including the Company's share of any such gain realized by any of the Partnerships) will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Such prohibited transaction income may also have an adverse effect upon the Company's ability to satisfy the income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. The Company holds its properties for investment with a view to long-term appreciation, engages in the business of acquiring, developing, owning, and operating such properties (and other properties) and makes such occasional sales of its properties as are consistent with the Company's investment objectives. There can be no assurance, however, that the IRS might not contend that one or more of such sales is subject to the 100% penalty tax.

      Asset Tests. The Company, at the close of each quarter of its taxable year, must also satisfy three tests relating to the nature of its assets. First, at least 75% of the value of the Company's total assets (including assets held by the Company's qualified REIT subsidiaries and the Company's allocable share of the assets held by the Partnerships) must be represented by real estate assets, stock or debt instruments held for not more than one year purchased with the proceeds of a stock offering or a long-term (at least five years) public debt offering of the Company, cash, cash items and government securities. Second, not more than 25% of the Company's total assets may be represented by securities other than those in the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer's securities owned by the Company may not exceed 5% of the value of the Company's total assets and the Company may not own more than 10% of any one issuer's outstanding voting securities.

      After initially meeting the asset tests at the close of any quarter, the Company will not lose its status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter (including as a result of the Company increasing its interest in one or more of the Partnerships if the applicable Partnership owns the non-qualifying asset), the failure can be cured by the disposition of sufficient non-qualifying assets within 30 days after the close of that quarter. The Company has maintained and intends to continue to maintain adequate records of the value of its assets to ensure compliance with the asset tests and to take such other actions within 30 days after the close of any quarter as may be required to cure any noncompliance. If the Company fails to cure noncompliance with the asset tests within such time period, the Company would cease to qualify as a REIT.

      Annual Distribution Requirements. The Company, in order to qualify as a REIT, is required to distribute dividends (other than capital gain dividends) to its stockholders in an amount at least equal to (A) the sum of (i) 95% of the Company's "REIT taxable income" (computed without regard to the dividends paid deduction and the Company's net capital gain) and (ii) 95% of the net income (after tax), if any, from foreclosure property, minus (B) the sum of certain items of non-cash income. In addition, if the Company disposes of any Built-In Gain Asset during its Recognition Period, the Company would be required, pursuant to Treasury Regulations which have not yet been promulgated, to distribute at least 95% of the Built-In Gain (after tax), if any, recognized on the disposition of such asset. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the Company timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration. The amount distributed must not be preferential--i.e., each holder of shares of the Company's common stock must receive the same distribution per share, and each holder of shares of the Company's series A preferred stock must receive the same distribution per share. To the extent that the Company does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its "REIT taxable income," as adjusted, it will be subject to tax thereon at regular ordinary and capital gain corporate tax rates. The Company believes that it has made and intends to continue to make timely distributions sufficient to satisfy these annual distribution requirements.

      The Company's REIT taxable income has been and is expected to continue to be less than its cash flow due to the allowance of depreciation and other non-cash charges in computing REIT taxable income. Accordingly, the Company anticipates that it will generally have sufficient cash or liquid assets to enable it to satisfy the distribution requirements described above. It is possible, however, that the Company, from time to time, may not have sufficient cash or other liquid assets to meet these distribution requirements due to timing differences between (i) the actual receipt of income and actual payment of deductible expenses and (ii) the inclusion of such income and deduction of such expenses in arriving at taxable income of the Company. In the event that such timing differences occur, in order to meet these distribution requirements, the Company may find it necessary to arrange for short-term, or possibly long-term, borrowings or to pay dividends in the form of taxable stock dividends.

      If the Company fails to meet the 95% distribution test due to certain adjustments (e.g., an increase in the Company's income or a decrease in its deduction for dividends paid) by reason of a judicial decision or by agreement with the IRS, the Company may be able to pay a "deficiency dividend" to shareholders of the Company in the taxable year of the adjustment, which dividend would relate back to the year being adjusted. In such case, the Company would also be required to pay interest to the IRS and would be subject to any applicable penalty provisions.

      Furthermore, if the Company should fail to distribute during each calendar year (or in the case of distributions with declaration and record dates falling in the last three months of the calendar year, by the end of the following January) at least the sum of (1) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain income for such year, and (iii) any undistributed taxable income from prior periods, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Any REIT taxable income and net capital gain on which this excise tax is imposed for any year is treated as an amount distributed during that year for purposes of calculating such tax. The Company intends to make timely distributions sufficient to satisfy the annual distribution requirements set forth above.

Tax Risks Associated with the Partnerships

      The ownership of an interest in a Partnership may involve special tax risks, including the possible challenge by the IRS of (i) allocations of income and expense items, which could affect the computation of taxable income of the Company, and (ii) the status of a Partnership as a partnership (as opposed to an association taxable as a corporation) for federal income tax purposes. If any of the Partnerships were treated as an association taxable as a corporation for federal income tax purposes, the Partnership would be treated as a taxable entity. In addition, in such a situation, (i) if the Company owned more than 10% of the outstanding voting securities of such Partnership, or the value of such securities exceeded 5% of the value of the Company's assets, the Company would fail to satisfy the asset tests described above and would therefore fail to qualify as a REIT, (ii) distributions from any such Partnership to the Company would be treated as dividends, which are not taken into account in satisfying the 75% gross income test described above and could, therefore, make it more difficult for the Company to satisfy such test, (iii) the interest in any such Partnership held by the Company would not qualify as a "real estate asset," which could make it more difficult for the Company to meet the 75% asset test described above, and (iv) the Company would not be able to deduct its share of any losses generated by the Partnership in computing its taxable income. See "--Failure to Qualify" for a discussion of the effect of the Company's failure to meet such tests for a taxable year. The Company believes that each of the Partnerships will be treated for tax purposes as a partnership (rather than an association taxable as a corporation). No assurance can be given that the IRS will not successfully challenge the federal income tax status of the Partnerships as partnerships.

Failure to Qualify

      If the Company fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Such a failure to qualify for taxation as a REIT would reduce the cash available for distribution by the Company to stockholders and to pay debt service and could have an adverse effect on the market value and marketability of the Securities. Distributions to stockholders in any year in which the Company fails to qualify will not be deductible by the Company nor will they be required to be made. In such event, to the extent of the Company's current and accumulated earnings and profits, all distributions to stockholders will be taxable as ordinary income and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, the Company will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances the Company would be entitled to such statutory relief. In addition, a recent federal budget proposal contains a provision which, if enacted in its present form, would result in the immediate taxation of all gain inherent in a C corporation's assets upon an election by the corporation to become a REIT in taxable years beginning after January 1, 1999, and thus could effectively preclude the Company from re-electing to be taxed as a REIT following a loss of its REIT status.

State and Local Taxes

      The Company may be subject to state or local taxes in other jurisdictions such as those in which the Company may be deemed to be engaged in activities or own property or other interests. The state and local tax treatment of the Company may not conform to the federal income tax consequences discussed above.

                              PLAN OF DISTRIBUTION

      The Company may sell the Securities being offered hereby directly or through agents, underwriters or dealers, which may include Merrill Lynch, Pierce, Fenner & Smith Incorporated.

      Offers to purchase Securities may be solicited by agents designated by the Company from time to time. Any such agent, who may be deemed to be an underwriter as that term is defined in the Securities Act, involved in the offer or sale of the Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by the Company to such agent set forth, in the Prospectus Supplement. Unless otherwise indicated in the applicable Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment. The Company may also sell Securities to an agent as principal. Agents may be entitled under agreements which may be entered into with the Company to indemnification by the Company against certain liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for the Company in the ordinary course of business.

      If any underwriters are utilized in the sale of Securities in respect of which this Prospectus is delivered, the Company will enter into an underwriting agreement with such underwriters and the names of the underwriters and the terms of the transaction will be set forth in the applicable Prospectus Supplement, which will be used by the underwriters to make resales of the Securities in respect of which this Prospectus is delivered to the public. Underwriters may offer and sell the Securities at a fixed price or prices, which may be changed, or from time to time at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The underwriters may be entitled, under the relevant underwriting agreement, to indemnification by the Company against certain liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for the Company in the ordinary course of business.

      If a dealer is utilized in the sale of the Securities in respect of which this Prospectus is delivered, the Company will sell such Securities to the dealer, as principal. The dealer may then resell such Securities to the public at varying prices to be determined by such dealer at the time of resale. Dealers may be entitled to indemnification by the Company against certain liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for the Company in the ordinary course of business.

      Securities may also be offered and sold, if so indicated in any Prospectus Supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms ("remarketing firms"), acting as principals for their own accounts or as agents for the Company. Any remarketing firm will be identified and the terms of its agreement, if any, with the Company and its compensation will be described in the applicable Prospectus Supplement. Remarketing firms may be deemed to be underwriters in connection with the Securities remarketed thereby. Remarketing firms may be entitled under agreements which may be entered into with the Company to indemnification by the Company against certain liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for the Company in the ordinary course of business.

      If so indicated in any Prospectus Supplement, the Company will authorize agents and underwriters or dealers to solicit offers by certain purchasers to purchase Securities from the Company at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject to only those conditions set forth in the applicable Prospectus Supplement, and such Prospectus Supplement will set forth the commission payable for solicitation of such offers.

                                 LEGAL MATTERS

      Certain legal matters with respect to the Securities offered hereby will be passed upon for the Company by Latham & Watkins, Los Angeles, California. Brown & Wood LLP, Los Angeles, California, will act as counsel for any agents or underwriters. Paul C. Pringle is a partner of Brown & Wood LLP and owns 3,000 shares of the Company's Common Stock. Certain legal matters relating to Maryland law will be passed upon for the Company by Ballard Spahr Andrews & Ingersoll, LLP, Baltimore, Maryland.

                                    EXPERTS

      The financial statements incorporated by reference in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

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                                3,500,000 Shares

                      Health Care Property Investors, Inc.

                                  Common Stock

                       --------------------------------

                             PROSPECTUS SUPPLEMENT

                       --------------------------------

                              Merrill Lynch & Co.

                              Salomon Smith Barney

                             Legg Mason Wood Walker
                                 Incorporated

                         Banc of America Securities LLC

                                  May 8, 2001

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